Exhibit 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ATLANTIC CITY ELECTRIC COMPANY

and

DUQUESNE LIGHT HOLDINGS, INC.

Dated as of November 14, 2005

Jointly Owned Stations

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement

Exhibit B	Form of Bill of Sale

Exhibit C	Form of FIRPTA Affidavit

Exhibit D	Form of Deed- Conemaugh

Exhibit E	Form of Deed- Keystone

Exhibit F	Form of Seller’s Legal Opinion

Exhibit G	Form of Buyer’s Legal Opinion

SCHEDULES

1.1(28)	Description of Conemaugh Station

1.1(63)	Description of Keystone Station

1.1(77)	Permitted Encumbrances

2.1(d)	Electrical Transmission Facilities

2.1(f)	Emission Allowances to be Transferred to Buyer

2.6	Inventories

4.3(a)	Seller’s Defaults and Violations

4.3(b)	Seller’s Required Regulatory Approvals

4.6	Environmental Matters

4.7	Real Property

4.9(a)	Seller’s Agreements

4.9(b)	Seller’s Agreements Exceptions

4.9(c)	Seller’s Agreements Defaults and Violations

4.10	Legal Proceedings

i

4.12	Brokers; Finders

5.3(a)	Buyer’s Defaults and Violations

5.3(b)	Buyer’s Required Regulatory Approvals

5.9	Environmental Site Assessments

7.1(c)	Certain Buyer’s Required Regulatory Approvals

7.2(c)	Certain Seller’s Required Regulatory Approvals

4.10.	Legal Proceedings	26
4.11.	Seller’s Permits	27
4.12.	Brokers; Finders	27
4.13.	Special Purpose Financial Statements	27
4.14.	Employees	27
4.15.	Disclosures	27
4.16.	Taxes	27

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF BUYER

5.1.	Organization; Qualification	28
5.2.	Authority	28
5.3.	Consents and Approvals; No Violation	28
5.4.	Buyer’s Permits	29
5.5.	Availability of Funds	29
5.6.	Financial Statements	29
5.7.	Legal Proceedings	29
5.8.	No Knowledge of Seller’s Breach	30
5.9.	Inspections	30
5.10.	Regulation as a Utility	30
5.11.	Brokers; Finders	30

	ARTICLE VI
	COVENANTS OF THE PARTIES

6.1.	Access to Information	30
6.2.	Public Statements	32
6.3.	Further Assurances	32
6.4.	Consents and Approvals	33
6.5.	Certain Tax Matters	34
6.6.	Advice of Changes	35
6.7.	Risk of Loss	36
6.8.	PJM; MAAC	36
6.9.	Emission Allowances	36
6.10.	Certain Covenants	37
6.11.	Exclusivity	37

	ARTICLE VII
	CONDITIONS

7.1.	Conditions to Obligation of Buyer	38
7.2.	Conditions to Obligation of Seller	39
7.3.	Separate Closings	40

	ARTICLE VIII
	INDEMNIFICATION AND ARBITRATION

8.1.	Indemnification	41
8.2.	Defense of Claims	43
8.3.	Arbitration	44

	ARTICLE IX
	TERMINATION

9.1.	Termination	45
9.2.	Effect of Termination	46

	ARTICLE X
	MISCELLANEOUS PROVISIONS

10.1.	Amendment and Modification	47
10.2.	Expenses	47
10.3.	Fees and Commissions	47
10.4.	Bulk Sales Laws	47
10.5.	Waiver of Compliance; Consents	47
10.6.	Survival	47
10.7.	Disclaimers	48
10.8.	Notices	49
10.9.	Assignment	50
10.10.	Governing Law; Forum; Service of Process	50
10.11.	Counterparts	51
10.12.	Interpretation	51
10.13.	Schedules and Exhibits	51
10.14.	Disclosure	51
10.15.	Entire Agreement	51

v

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of November 14, 2005 (this “Agreement”), by and between Atlantic City Electric Company, a New Jersey corporation (“ACE” or “Seller”), and Duquesne Light Holdings, Inc., a Pennsylvania corporation (“Buyer”). Seller and Buyer may each be referred to herein individually as a “Party,” and together as the “Parties.”

WITNESSETH

WHEREAS, Seller owns minority interests in two fossil fuel-fired electric generating stations, and certain properties and assets associated therewith and ancillary thereto; and

WHEREAS, Seller possesses certain Emission Allowances (as defined below); and

WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, the Purchased Assets (as defined below) and certain associated Liabilities (as defined below), upon the terms and conditions hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. As used in this Agreement, the following capitalized terms have the meanings specified in this Section 1.1.

(1) “ACE” has the meaning set forth in the preamble to this Agreement.

(2) “Additional Agreements” means the Special Warranty Deeds, the Assignment and Assumption Agreements and the Bills of Sale.

(3) “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

(4) “Agreement” means this Purchase and Sale Agreement together with the Schedules and Exhibits hereto.

(5) “Assignment and Assumption Agreements” means the assignment and assumption agreements between Seller and Buyer, to be delivered at the Closing, substantially in the form of Exhibit A hereto, pursuant to which Seller shall assign the Seller’s Agreements, certain intangible assets and certain other Purchased Assets to Buyer, and Buyer shall accept such assignment and assume the Assumed Liabilities.

(6) “Assumed Liabilities” has the meaning set forth in Section 2.3.

(7) “Authorized Agent” has the meaning set forth in Section 10.10.

(8) “Bills of Sale” means the bills of sale of Seller, to be delivered at the Closing, substantially in the form of Exhibit B hereto.

(9) “Book Value” means, as of any date, original cost (including related capital improvements, freight, commodity and handling (other than on-site handling) less applicable depreciation and amortization, as reflected on Seller’s books and records or the books and records of Conemaugh Fuels, LLC or Keystone Fuels, LLC, in each case, through such date.

(10) “Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by Law to close.

(11) “Buyer” has the meaning set forth in the preamble to this Agreement.

(12) “Buyer Material Adverse Effect” has the meaning set forth in Section 5.3(a).

(13) “Buyer’s Financial Statements” has the meaning set forth in Section 5.6.

(14) “Buyer’s Indemnitee” has the meaning set forth in Section 8.1(b).

(15) “Buyer’s Permits” has the meaning set forth in Section 5.4.

(16) “Buyer’s Required Regulatory Approvals” has the meaning set forth in Section 5.3(b).

(17) “Capital Expenditures” means the total amount of funds paid by Seller, or Liabilities incurred and subsequently paid by Seller, in a manner consistent with the Jointly Owned Stations Operating Agreements, in respect of the period commencing on September 1, 2005 and ending on the Closing Date for those capital projects identified from time to time in (a) the General Ledger for each of Conemaugh Station and Keystone Station and (b) the Monthly Work Order Status Reports for each of Conemaugh Station and Keystone Station.

(18) “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(19) “Closing” has the meaning set forth in Section 3.1.

(20) “Closing Adjustment Amount” means an amount equal to the amount by which (a) the sum of (i) the Book Value of Seller’s right, title and interest in and to the Inventories

(which, for purposes of clarity, the Parties acknowledge to include, for purposes of this definition, Inventories of Conemaugh Fuels, LLC and Keystone Fuels, LLC, to the extent of the Seller’s Interests therein), as of the Closing Date, determined in a manner consistent with the determination of the Target Adjustment Amount, plus (ii) Capital Expenditures exceeds (b) the Electricity Sales Reimbursement Amount.

(21) “Closing Date” has the meaning set forth in Section 3.1.

(22) “Closing Payment” has the meaning set forth in Section 3.2(d).

(23) “Closing Statement” has the meaning set forth in Section 3.3(a).

(24) “Code” means the Internal Revenue Code of 1986, as amended.

(25) “Commercial Arbitration Rules” has the meaning set forth in Section 8.3(c).

(26) “Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties at the time of entering into this Agreement and which do not require the performing Party to expend funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

(27) “Conemaugh Interest” means Seller’s 3.83% undivided interest as tenant in common in Conemaugh Station.

(28) “Conemaugh Station” means the generating station known as Conemaugh Station, located in the County of Indiana, Commonwealth of Pennsylvania, and related properties and assets, all as more fully identified on Schedule 1.1(28) attached hereto.

(29) “Confidentiality Agreement” means the Confidentiality Agreement, dated May 11, 2005, between Seller and Duquesne Power, LP.

(30) “Courts” has the meaning set forth in Section 10.10.

(31) “Direct Claim” has the meaning set forth in Section 8.2(c).

(32) “Easements” means, collectively, all easements, licenses, rights of way and other access rights reserved by Seller, or any Affiliate thereof, in the Special Warranty Deeds, including those that authorize access, use, maintenance, construction, repair, replacement and other activities by Seller, or any Affiliate thereof, or are otherwise necessary for Seller, or any Affiliate thereof, to operate and maintain its electrical and gas transmission and distribution facilities, or information technology and telecommunications assets, or fulfill legal requirements applicable thereto.

(33) “Electricity Sales Reimbursement Amount” means an amount equal to the sum of all amounts actually paid to and received by Seller in respect of (a) electric energy and capacity produced by the Jointly Owned Stations and sold into the applicable PJM markets from the Closing Date through, but not including, the PJM Transfer Date; and (b) any revenue in respect of ancillary charges paid to and received by Seller less any applicable ancillary charges incurred by Seller during the period from the Closing Date through, but not including, the PJM Transfer Date and attributable to the Jointly Owned Stations.

(34) “Emission Allowances” means, collectively, NOx Allowances and SO2 Allowances.

(35) “Emission Budget Program” means, together, the NOx Budget Program and the SO2 Budget Program.

(36) “Encumbrances” means any and all mortgages, pledges, liens, claims, security interests, agreements, easements, activity and use limitations, restrictions, defects of title or encumbrances of any kind.

(37) “Environmental Claims” has the meaning set forth in Section 8.1(c).

(38) “Environmental Condition” means the presence or Release to the environment, including air, surface and subsurface water, groundwater, soil and sediments, whether at the Sites or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, surface and subsurface water, groundwater, soil and sediments at, to or from the Sites or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.

(39) “Environmental Laws” means all Laws, and judgments, orders and decrees of any Government Authority, in each case, as amended from time to time, (a) relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, disposal, Release, transport, arrangement for transport for disposal or treatment, arrangement for disposal or treatment, Remediation, abatement, cleanup or handling of Hazardous Substances, (b) with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and (c) relating to the management, use, restoration, or compensation for lost use of or damage to natural resources.

(40) “Environmental Permits” means all permits, certificates, licenses and authorizations of all Governmental Authorities under Environmental Laws.

(41) “Estimated Adjustment Amount” has the meaning set forth in Section 3.2(c).

(42) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(43) “Excluded Assets” has the meaning set forth in Section 2.2.

(44) “Excluded Liabilities” has the meaning set forth in Section 2.4.

(45) “Federal Power Act” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

(46) “FERC” means the U.S. Federal Energy Regulatory Commission, and any successor agency thereto.

(47) “FIRPTA Affidavit” means the Foreign Investment in Real Property Tax Act Certification and Affidavit of Seller, to be delivered at the Closing, substantially in the form of Exhibit C hereto.

(48) “Fuels Working Funds” has the meaning set forth in Section 2.1(i).

(49) “Governmental Authority” means any executive, legislative, judicial, regulatory, tribal or administrative agency, body, commission, department, board, court, tribunal or authority of the U.S. or any foreign country, or any state, local or other governmental subdivision thereof.

(50) “Hazardous Substances” means (a) any petrochemical or petroleum products, oil or coal ash, coal slag, radioactive materials, radon gas, lead paint, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain polychlorinated biphenyls, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

(51) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(52) “Income Tax” means any Tax imposed by any Governmental Authority (a) based upon, measured by or calculated with respect to net income, profits or receipts (including capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of such bases is described in clause (a), in each case, together with any interest, penalties or additions attributable thereto.

(53) “Indemnifiable Loss” has the meaning set forth in Section 8.1(a).

(54) “Indemnifying Party” has the meaning set forth in Section 8.1(e).

(55) “Indemnitee” has the meaning set forth in Section 8.1(b).

(56) “Independent Accounting Firm” means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Buyer for purposes of this Agreement.

(57) “Initial Amount” has the meaning set forth in Section 3.2(a).

(58) “Inspection” means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Buyer or its Representatives.

(59) “Inventories” means coal, oil and other fuel inventories, limestone, gypsum, materials, spare parts, capital spare parts, consumable supplies, and chemical and gas inventories (together with related freight, commodity and handling (other than on-site handling)) which are located at or in transit to the Jointly Owned Stations for use in the operation of the Jointly Owned Stations.

(60) “Jointly Owned Stations” means, together, Conemaugh Station and Keystone Station.

(61) “Jointly Owned Stations Operating Agreements” means, together, (a) the Operation and Maintenance Agreement, dated as of December 1, 2002, by and among Reliant Energy Northeast Management Company, Atlantic City Electric Company, Conemaugh Power LLC, Constellation Power Source Generation, Inc., Exelon Generation Company, LLC, PPL Montour LLC, Allegheny Energy Supply Conemaugh, LLC, PSEG Fossil LLC, Reliant Energy Mid-Atlantic Power Holdings, LLC and UGI Development Company, with respect to the ownership and operation of Conemaugh Station, and (b) the Operation and Maintenance Agreement, dated as of December 1, 2002, by and among Reliant Energy Northeast Management Company, Atlantic City Electric Company, Constellation Power Source Generation, Inc., Exelon Generation Company, LLC, Keystone Power LLC, PPL Montour LLC, PSEG Fossil LLC and Reliant Energy Mid-Atlantic Power Holdings, LLC, with respect to the ownership and operation of Keystone Station.

(62) “Keystone Interest” means Seller’s 2.47% undivided interest as tenant in common in Keystone Station.

(63) “Keystone Station” means the generating station known as Keystone Station located in Plumcreek Township, County of Armstrong, Commonwealth of Pennsylvania, and related properties and assets, all as more fully identified on Schedule 1.1(63) attached hereto.

(64) “Knowledge” means the actual knowledge, after due inquiry, of James Becker, John Miller, Stuart Widom, Roland Miller, Randall Griffin and Betty Mincer.

(65) “Laws” means all laws, statutes, rules, regulations and ordinances of any Governmental Authority.

(66) “Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

(67) “MAAC” means the Mid-Atlantic Area Council of the North American Electric Reliability Council, and any successor entity thereto.

(68) “Material Adverse Effect” means any change in or effect on the Purchased Assets, taken as a whole, or either of the Jointly Owned Stations or the operation of the Purchased Assets, taken as a whole, or either of the Jointly Owned Stations after the date hereof that is materially adverse to the properties, results of operations or financial condition of the Purchased Assets, taken as a whole, or either of the Jointly Owned Stations, in each case, other than (a) any change or effect affecting the international, national, regional or local electric industry as a whole and not specific and exclusive to the Purchased Assets, (b) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, including any change in or effect on the structure, operating agreements, operations or procedures of PJM or its control area, (c) any change or effect resulting from changes in the international, national, regional or local markets for any fuel type that may be used at each of the Jointly Owned Stations, (d) any change or effect resulting from changes in the international, national, regional or local electricity transmission or distribution systems or operations thereof, (e) changes in general economic conditions, interest rates or securities markets in the U.S. or worldwide, (f) changes in Law, or any judgments, orders or decrees that apply generally to similarly situated Persons, (g) any change or effect to the extent constituting or involving an Excluded Asset or an Excluded Liability, (h) any change or effect resulting from any condition imposed on any Party or the Purchased Assets by a Governmental Authority in connection with the grant of such Governmental Authority’s consent or approval of the transactions contemplated hereby and by the Additional Agreements, (i) any acts of war or terrorist activities, (j) strikes, work stoppages or other labor disturbances that are not specific to the Jointly Owned Stations or Seller, (k) any matter to the extent that (i) it is disclosed in reasonable detail in any Schedule delivered by Seller on the date hereof and (ii) such disclosed matter does not worsen in a material manner, (l) any change or effect arising solely by reason of or relating to the announcement of the transactions provided for in this Agreement, and (m) any change in or effect on the Purchased Assets which is cured (including by payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1.

(69) “NJBPU” means the New Jersey Board of Public Utilities, and any successor agency thereto.

(70) “NOx” means oxides of nitrogen.

(71) “NOx Allowance” means an allowance or authorization used to comply with a NOx Budget Program, including: (a) a NOx Allowance as that term is defined in 25 Pa. Code § 145.2 as of the date hereof; (b) a NOx allowance or authorization (or similar term) as set forth in the U.S. federal Clean Air Interstate Rule published in the Federal Register on May 12, 2005, including allowances or authorizations relating to NOx emissions during the ozone season and during a calendar year; (c) a NOx allowance or authorization (or similar term) as set forth in Laws that may be promulgated by the Commonwealth of Pennsylvania or the PaDEP after the date hereof to implement such Clean Air Interstate Rule; and (d) a NOx allowance or authorization (or similar term) promulgated pursuant to any future U.S. federal or state Laws that amends or supersedes any of the foregoing.

(72) “NOx Budget Program” means a statutory or regulatory program promulgated by the U.S. or a state pursuant to which the U.S. or state provides for a limit on the NOx that can be emitted by all sources covered by the program and establishes tradable allowances or authorizations as the means for ensuring compliance with the limit.

(73) “Off-Site Location” means any real property other than the Sites.

(74) “PaDEP” means the Pennsylvania Department of Environmental Protection, and any successor agency thereto.

(75) “PaPUC” means the Pennsylvania Public Utility Commission, and any successor agency thereto.

(76) “Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

(77) “Permitted Encumbrances” means: (a) the Easements; (b) those exceptions to title to the Purchased Assets listed on Schedule 1.1(77); (c) statutory liens for Taxes or other charges or assessments of Governmental Authorities not yet due or delinquent, or which are being contested in good faith by appropriate proceedings; (d) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business; (e) zoning, entitlement, conservation restriction and other land use and environmental restrictions and regulations of Governmental Authorities; (f) Encumbrances created by Buyer, or its successors and assigns; and (g) such other Encumbrances as do not materially detract from the value of either the Jointly Owned Stations or the Purchased Assets, taken as a whole, as currently used, or materially interfere with the present use of either the Jointly Owned Stations or the Purchased Assets, taken as a whole.

(78) “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other entity, business association or Governmental Authority.

(79) “PJM” means PJM Interconnection, L.L.C., and any successor entity thereto.

(80) “PJM Agreement” means the Amended and Restated Operating Agreement of PJM Interconnection, L.L.C., on file and effective at FERC as of June 22, 2005, as it may be amended from time to time.

(81) “PJM Transfer Date” means such date as the transfer of the Jointly Owned Stations from Seller to Buyer is reflected in all applicable PJM systems and databases.

(82) “Prime Rate” has the meaning set forth in Section 3.3(c).

(83) “Proprietary Information” of a Party means all information about any Party or its properties or operations furnished to the other Party or its Representatives by such Party or its Representatives, from and after the date hereof, regardless of the manner or medium in which it is furnished. Proprietary Information does not include information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by the other Party or its Representatives; (b) was available to the other Party on a non-confidential basis prior to its disclosure by the Party or its Representatives; (c) is or becomes available to the other Party on a non-confidential basis from a source other than such Party, provided that the source of such information was not known by such Party or its Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Party or any of its Representatives with respect to such material; (d) is independently developed by the other Party; or (e) was disclosed pursuant to the Confidentiality Agreement and remains subject to the terms and conditions of the Confidentiality Agreement.

(84) “PUHCA” means the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder.

(85) “Purchase Price” has the meaning set forth in Section 3.2(a).

(86) “Purchased Assets” has the meaning set forth in Section 2.1.

(87) “Real Property” has the meaning set forth in Section 2.1(a).

(88) “Regulatory Material Adverse Effect” means, with respect to any Party, any change in or effect resulting from any condition imposed by any Governmental Authority in connection with the grant of such Governmental Authority’s consent or approval of the transactions contemplated hereby or by the Additional Agreements that either (a) is materially adverse to such Party, or its results of operations, financial condition, business, properties, assets or liabilities, (b) materially impairs such Party’s ability to operate its business, properties or assets substantially in the manner operated on the date hereof, (c) materially detracts from the value of such Party’s business, properties or assets, or (d) materially affects the value of the transactions contemplated hereby or by the Additional Agreements to such Party.

(89) “Release” means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment, whether air, surface or subsurface water, groundwater, soil or sediment.

(90) “Remediation” means an action of any kind to address an Environmental Condition or a Release of Hazardous Substances, including the following activities: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Jointly Owned Stations or the Sites or an Off Site Location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an Off Site Location, systems for long term treatment of surface water or groundwater, engineering controls or institutional controls; and (f) any other activities reasonably determined by a party to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition or a Release of Hazardous Substances.

(91) “Representatives” of a Person means, collectively, such Person’s Affiliates and its and their respective directors, officers, partners, members, employees, representatives, agents, advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors), parent entities and other controlling Persons.

(92) “SEC” means the U.S. Securities and Exchange Commission, and any successor agency thereto.

(93) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(94) “Seller” has the meaning set forth in the preamble to this Agreement.

(95) “Seller’s Agreements” means, collectively, (a) the contracts, agreements, arrangements, licenses and leases of any nature to which, as of the date hereof, Seller is a party, or by or to which Seller or the Purchased Assets is bound or subject, in each case, relating to the ownership, lease, maintenance or operation of the Purchased Assets, (b) those contracts, agreements, arrangements, licenses and leases of any nature entered into by Seller on or after the date of this Agreement consistent with the terms of this Agreement, in each case, relating to the ownership, lease, maintenance or operation of the Purchased Assets, and (c) those contracts, agreements, arrangements, licenses and leases entered into by any party to the Jointly Owned Stations Operating Agreements, for and on behalf of Seller, with or without Seller’s Knowledge, and by or to which Seller or the Purchased Assets are bound or subject as of the date hereof, or by or to which Seller or the Purchased Assets become bound or subject after the date hereof, in each case, relating to the ownership, lease, maintenance or operation of the Purchased Assets.

(96) “Seller’s Indemnitee” has the meaning set forth in Section 8.1(a).

(97) “Seller’s Interests” means, together, the Conemaugh Interest and the Keystone Interest.

(98) “Seller’s Permits” has the meaning set forth in Section 4.11.

(99) “Seller’s Required Regulatory Approvals” has the meaning set forth in Section 4.3(b).

(100) “Sites” means the real property forming a part, or used or usable in connection with the operation, of the Jointly Owned Stations, including any real property used for the disposal of solid waste or Hazardous Substances that is included in the Real Property. Any reference to the Sites shall include the surface and subsurface elements, including the soil, surface water and groundwater present at the Sites.

(101) “SO2” means sulfur dioxide.

(102) “SO2 Allowance” means an allowance or authorization used to comply with a SO2 Budget Program, including: (a) an Allowance as that term is defined in 40 CFR § 72.2; (b) a SO2 allowance or authorization (or similar term) as set forth in the U.S. federal Clean Air Interstate Rule published in the Federal Register on May 12, 2005; (c) a SO2 allowance or authorization (or similar term) as set forth in Laws that may be promulgated by the Commonwealth of Pennsylvania or the PaDEP after the date hereof to implement such Clean Air Interstate Rule; and (d) a SO2 allowance or authorization (or similar term) promulgated pursuant to any future U.S. federal or state Law that amends or supersedes any of the foregoing.

(103) “SO2 Budget Program” means a statutory or regulatory program, promulgated by the U.S. or a state pursuant to which the U.S. or state provides for a limit on the SO2 that can be emitted by all sources covered by the program and establishes tradable allowances or authorizations as the means for ensuring compliance with the limit.

(104) “Special Purpose Financial Statements” means, collectively, (a) the audited special purpose statements of owners’ assets, liabilities, and investments in each of the Keystone Station and the Conemaugh Station for each of their respective fiscal years ended December 31, 2004 and 2003, together with the related reports of their independent accountants, KPMG LLP, as furnished by the Keystone-Conemaugh Project Office, (b) the audited balance sheets, statements of operations, statements of members’ equity and statements of cash flow of each of Keystone Fuels, LLC and Conemaugh Fuels, LLC for each of their respective fiscal years ended December 31, 2004 and 2003, together with the related reports of their independent accountants, KPMG LLP, as furnished by the Keystone-Conemaugh Project Office, and (c) the unaudited General Ledger for each of the Keystone Station, Conemaugh Station, Keystone Fuels, LLC and Conemaugh Fuels, LLC for each month during the period beginning January 1, 2005 and ending September 30, 2005, as prepared by the Keystone-Conemaugh Project Office.

(105) “Special Warranty Deeds” means the special warranty deeds, to be delivered at the Closing, substantially in the form of Exhibit D and Exhibit E hereto, pursuant to which Seller will convey the Real Property to Buyer.

(106) “Station Working Funds” means, as of the date immediately preceding the Closing Date, the amount of working funds, as reflected in the respective General Ledgers of the Jointly Owned Stations, to the extent of the Seller’s Interests.

(107) “Subsidiary”, when used in reference to any Person, means any entity of which outstanding securities or interests having ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions of such entity are owned directly or indirectly by such Person.

(108) “Tangible Personal Property” has the meaning set forth in Section 2.1(d).

(109) “Target Adjustment Amount” means $2,151,869, which amount represents the Book Value, as of August 31, 2005, of Seller’s right, title and interest in and to the Inventories (which, for purposes of clarity, the Parties acknowledge to include for purposes of this definition Inventories of Conemaugh Fuels, LLC and Keystone Fuels, LLC, to the extent of the Seller’s Interests therein), as determined by the Keystone-Conemaugh Project Office in accordance with the terms of the Jointly Owned Stations Operating Agreements.

(110) “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, transfer, use, franchise, payroll, withholding, social security and other taxes, together with any interest, penalties or additions attributable thereto.

(111) “Tax Return” means any return, report, information return or other document, together with all amendments and supplements thereto (including any related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

(112) “Third-Party Claim” has the meaning set forth in Section 8.2(a).

(113) “Transfer Taxes” has the meaning set forth in Section 6.5(a).

(114) “Transmission Assets” has the meaning set forth in Section 2.2(a).

(115) “U.S.” means the United States of America.

(116) “USEPA” means the U.S. Environmental Protection Agency, and any successor agency thereto.

1.2. Construction. In construing this Agreement, together with the Schedules and Exhibits hereto, the following principles shall be followed:

(a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b) except as otherwise set forth herein, references to Articles, Sections, Schedules, Exhibits and other subdivisions refer to the Articles, Sections, Schedules, Exhibits and other subdivisions of this Agreement;

(c) a reference to any Person shall include such Person’s predecessors;

(d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles;

(e) no consideration shall be given to the captions of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(f) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(g) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions;

(h) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined; and

(i) the plural shall be deemed to include the singular and vice versa.

1.3. U.S. Dollars. When used herein, the term “dollars” and the symbol “$” refer to the lawful currency of the U.S.

1.4. Seller’s Interests in Jointly Owned Stations. The Parties acknowledge and agree that Seller owns and holds (a) an undivided three and eighty-three hundredths percent (3.83%) interest as tenant in common in the Conemaugh Station and (b) an undivided two and forty-seven hundredths percent (2.47%) interest as tenant in common in the Keystone Station. All references in this Agreement to Seller’s right, title and interest in, to and under the Purchased Assets, and, in each case, the rights, liabilities and obligations in connection therewith, shall be construed in this context.

ARTICLE II

PURCHASE AND SALE

2.1. Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, free and clear of all Encumbrances, except for the Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets and properties, except as otherwise provided in Section 2.2, each as of the Closing Date, but only to the extent of the Seller’s Interests (collectively, the “Purchased Assets”):

(a) The real property (including all buildings and other improvements thereon and all appurtenances thereto) described on Schedule 4.7 (the “Real Property”);

(b) The Inventories;

(c) The machinery, equipment, vehicles, furniture and other personal property owned by Seller, in each case, located on the Real Property on the Closing Date, other than the Transmission Assets;

(d) The electrical transmission facilities set forth on Schedule 2.1(d) (together with the Inventories and the personal property described in Section 2.1(c), “Tangible Personal Property”);

(e) Subject to the receipt of necessary consents and approvals, the Seller’s Agreements, including Seller’s rights to the Station Working Funds;

(f) The Emission Allowances set forth on Schedule 2.1(f);

(g) The names “Conemaugh Generating Station” and “Keystone Generating Station”; provided, however, that Buyer expressly acknowledges and agrees that the Purchased Assets do not include any right, title or interest in or to the names “Atlantic City Electric Company”, “Atlantic Energy”, “ACE”, “Conectiv”, “Pepco”, “Pepco Holdings” or any derivation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos or any part, derivation, colorable imitation or combination thereof;

(h) All books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items relating specifically to the Jointly Owned Stations (subject to the right of Seller to retain copies of same for its use), other than such items as are proprietary to third parties and accounting records; and

(i) Seller’s membership interests in each of Conemaugh Fuels, LLC and Keystone Fuels, LLC (it being understood that the sale, assignment, conveyance, transfer and delivery by Seller to Buyer of such membership interests as Purchased Assets shall, by operation of law, result in Buyer purchasing, acquiring and assuming all assets, properties and Liabilities of Conemaugh Fuels, LLC and Keystone Fuels, LLC, to the extent of the Seller’s Interests, including the amount of any working funds, as reflected in the General Ledger of such entities on the date immediately preceding the Closing Date (“Fuels Working Funds”)).

2.2. Excluded Assets. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement shall constitute or be construed as requiring Seller to sell, assign, convey, transfer or deliver, and Buyer shall not be entitled to purchase, assume or acquire, any right, title or interest in, to or under any property, asset, business, operation or division of Seller, or any Affiliate thereof, not expressly set forth in Section 2.1, including the following assets and properties which are hereby specifically excluded from the definition of Purchased Assets (collectively, the “Excluded Assets”):

(a) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all electrical transmission or distribution facilities (as opposed to generation facilities) or information technology and telecommunications assets of Seller or any of its Affiliates located at or forming a part of either of the Jointly Owned Stations (whether or not regarded as a “transmission” or “generation” asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment, as well as all permits, contracts and warranties, to the extent they relate to such transmission and distribution assets or information technology and telecommunications assets (other than the electrical transmission facilities set forth on Schedule 2.1(d), all of which are included as Purchased Assets) (collectively, the “Transmission Assets”);

(b) All certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests (other than Seller’s membership interests in Conemaugh Fuels, LLC and Keystone Fuels, LLC) in partnerships and other entities;

(c) All cash (other than the Station Working Funds), cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and prepaid expenses, including such as relate to any Excluded Assets or the operation of the Purchased Assets, and any income, sales, payroll or other Tax receivables (in each case, whether held by Seller or any third party, including under any Jointly Owned Stations Operating Agreement);

(d) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all intellectual property, including the names “Atlantic City Electric Company”, “Atlantic Energy”, “ACE”, “Conectiv”, “Pepco”, “Pepco Holdings” or any derivation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos, or any part, derivation, colorable imitation or combination thereof (other than “Conemaugh Generating Station” and “Keystone Generating Station”);

(e) All tariffs, agreements and arrangements to which Seller or its Representatives is a party for the purchase or sale of electric capacity or energy, or for the purchase of transmission, distribution or ancillary services;

(f) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all claims against third parties, if any, relating to the ownership, lease, maintenance or operation of any Purchased Assets by Seller prior to the Closing Date, whether accruing prior to, on or after the Closing Date, including all claims for refunds, prepayments, offsets, recoupment, insurance proceeds, insurance distributions, dividends or other proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future Liabilities;

(g) All Tax refunds or credits (including refunds or credits of real property Taxes paid or due with respect to the Jointly Owned Stations or any related real property), which refunds or credits are with respect to periods prior to the Closing Date, whether directly or indirectly, under the Jointly Owned Stations Operating Agreements or otherwise, regardless of when actually paid;

(h) All employment agreements and personnel records of Seller and its successors, assigns and Representatives;

(i) The minute books, stock transfer books, corporate seal and other corporate records of Seller and its successors, assigns and Representatives;

(j) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all contracts, agreements, arrangements, licenses and leases of any nature, other than the Seller’s Agreements;

(k) All insurance policies relating to the ownership, lease, maintenance or operation of the Purchased Assets;

(l) All other assets and properties owned or leased by Seller or its successors, assigns and Representatives which are not used in the operation of the Jointly Owned Stations;

(m) The right, title and interest of Seller and its successors, assigns and Representatives under this Agreement and the Additional Agreements; and

(n) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all Emission Allowances of Seller or any of its Affiliates (other than the Emission Allowances set forth on Schedule 2.1(f)).

2.3. Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to pay, perform and otherwise discharge when due, without recourse to Seller or its Affiliates, all of the Liabilities of Seller and its Affiliates, successors, assigns or Representatives, which relate, directly or indirectly, to the Purchased Assets, the Jointly Owned Stations or the Sites (collectively, the “Assumed Liabilities”), including the following such Liabilities:

(a) All Liabilities of Seller under the Seller’s Agreements, including the Jointly Owned Stations Operating Agreements in accordance with the respective terms thereof, including (i) the contracts, agreements, arrangements, licenses and leases of any nature entered into by Seller with respect to the Purchased Assets, the Jointly Owned Stations or the Sites on or after the date hereof consistent with the terms of this Agreement and (ii) those contracts, agreements, arrangements, licenses and leases entered into by any party to the Jointly Owned Stations Operating Agreements, for and on behalf of Seller, with or without Seller’s Knowledge, and by or to which Seller or the Purchased Assets are bound or subject as of the date hereof, or by or to which Seller or the Purchased Assets become bound or subject after the date hereof, in each case, relating to the ownership, lease, maintenance or operation of the Purchased Assets, except, in each case, to the extent such Liabilities, but for a breach or default by Seller, would have been paid, performed or otherwise discharged prior to the Closing Date;

(b) All Liabilities of Seller which relate to the Purchased Assets, the Jointly Owned Stations and the Sites in respect of Taxes for which Buyer is liable pursuant to Section 3.5 or 6.5;

(c) All Liabilities relating to or resulting from the following: (i) any violation of or alleged violation, or non-compliance with, Environmental Laws or Environmental Permits whether prior to, on or after the Closing Date, with respect to the ownership, lease, maintenance, construction, modification or operation of the Purchased Assets, the Jointly Owned Stations or the Sites, including the cost of correcting any such violations or non-compliance, but excluding any fines or penalties arising out of the ownership, maintenance, lease, construction, modification or operation of the Purchased Assets, Jointly Owned Stations or the Sites prior to the Closing Date; (ii) Environmental Conditions or exposure to Hazardous Substances at, on, in, under or adjacent to, or migrating or discharged to or from, the Purchased Assets, the Jointly Owned Stations or the Sites prior to, on or after the Closing Date, including loss of life, injury to persons or property (including from exposure to asbestos-containing materials) and damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date) and Remediation of Environmental Conditions (whether or not such Remediation commenced before or after the Closing Date); and (iii) Remediation, loss of life, injury to persons or property and damage to natural resources arising from the storage, transportation, treatment, disposal, discharge recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, maintenance, construction, modification or operation of the Purchased Assets, the Jointly Owned Stations or the Sites; and

(d) All Taxes that may be imposed by any federal, state or local government on the ownership, lease, maintenance, operations, use or sale of the Purchased Assets, the Jointly Owned Stations or the Sites for tax periods commencing on or after the Closing Date, except for any Income Taxes attributable to income received by Seller.

2.4. Excluded Liabilities. Notwithstanding Section 2.3, other than, to the extent of the Seller’s Interests, Liabilities of Conemaugh Fuels, LLC and Keystone Fuels, LLC, Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following Liabilities of Seller (the “Excluded Liabilities”):

(a) Any Liabilities of Seller in respect of any Excluded Assets or other assets of Seller which are not Purchased Assets, except to the extent caused by the acts or omissions of Buyer or its Representatives or Buyer’s ownership, lease, maintenance or operation of the Purchased Assets;

(b) Any Liabilities of Seller in respect of Taxes attributable to the Purchased Assets for taxable periods ending before the Closing Date, except for Taxes for which Buyer is liable pursuant to Section 3.5 or 6.5;

(c) Any Liabilities of Seller arising from the breach prior to the Closing Date by Seller of any of the Seller’s Agreements;

(d) Any Liabilities of Seller to third parties for personal injury or tort, or similar causes of action to the extent arising out of the ownership, lease, maintenance or operation of the Purchased Assets prior to the Closing Date, other than the Liabilities assumed by Buyer under Section 2.3(c);

(e) Any fines or penalties imposed by any Governmental Authority resulting from any violation of Law by Seller that occurred prior to the Closing Date, it being understood that costs associated with correcting such violations shall not be deemed to be fines or penalties for purposes hereof;

(f) Any payment obligations of Seller for services rendered prior to the Closing Date;

(g) Any Liabilities of Seller relating to Remediation, loss of life, injury to persons or property and damage to natural resources arising from the storage, transportation, treatment, disposal, discharge recycling or Release of Hazardous Substances at any Off-Site

Location, or arising from the arrangement for such activities, prior to the Closing Date, which Hazardous Substances were generated in connection with the ownership, lease, maintenance, construction, modification or operation of the Purchased Assets, the Jointly Owned Stations or the Sites, provided, for purposes of this Section, “Off-Site Location” does not include any adjacent or nearby location to which Hazardous Substances, disposed, discharged or Released at the Purchased Assets, the Jointly Owned Stations or the Sites have migrated or come to be located; and

(h) Any Liability under or related to Environmental Laws arising as a result of the operation by Seller or its Affiliates of the Transmission Assets, except to the extent arising out of or relating to Buyer’s ownership, lease, maintenance, construction, modification or operation of any Purchased Asset.

2.5. Control of Litigation. Seller shall be entitled exclusively to control, defend and settle any suit, action or proceeding, and any investigation solely arising out of or relating to any Excluded Assets or Excluded Liabilities, and Buyer shall reasonably cooperate with Seller in connection therewith.

2.6. Inventories. Schedule 2.6 sets forth the categories of Inventories relating to the Jointly Owned Stations that will be transferred to Buyer at the Closing (which, for purposes of clarity, the Parties acknowledge to include for purposes of this Section 2.6 Inventories of Conemaugh Fuels, LLC and Keystone Fuels, LLC), to the extent located at or in transit to any Jointly Owned Station on the Closing Date, and only to the extent of the Seller’s Interest, together with the Book Value of such Inventories, in each case, as of August 31, 2005.

ARTICLE III

THE CLOSING

3.1. Closing. The sale, assignment, conveyance, transfer and delivery of the Purchased Assets by Seller to Buyer, and the purchase, assumption and acquisition by Buyer of the Purchased Assets and the Assumed Liabilities, and the consummation of the other transactions contemplated hereby, shall take place at a closing (the “Closing”) to be held at the offices of Blank Rome LLP, Chase Manhattan Centre, 1201 Market Street, Suite 800, Wilmington, DE 19801, within five (5) Business Days after the date on which the last of the conditions precedent to the Closing set forth in Sections 7.1(a) and (c), and Sections 7.2(a) and (c) of this Agreement shall have been satisfied or, to the extent permitted by applicable Law, waived by the Party for whose benefit such conditions precedent exist, or at such other date, time and location as may be agreed upon in writing between Buyer and Seller. The date on which the Closing actually occurs is hereinafter called the “Closing Date.” The Closing shall be effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date.

3.2. Payment of Purchase Price.

(a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, Buyer shall (i) pay to Seller cash in an aggregate amount equal to

(A) $173,100,000 (as may be adjusted pursuant to Section 3.2(b), the “Initial Amount”) plus (B) the amount, if any, by which the Closing Adjustment Amount exceeds the Target Adjustment Amount, or minus (C) the amount, if any, by which the Target Adjustment Amount exceeds the Closing Adjustment Amount (the “Purchase Price”), and (ii) assume and agree to pay, perform and otherwise discharge the Assumed Liabilities. For the avoidance of doubt, Buyer acknowledges that its assumption of, and agreement to pay, perform or otherwise discharge, the Assumed Liabilities constitutes an integral part of the consideration to be received by Seller in respect of the sale, assignment, conveyance, transfer and deliver of the Purchased Assets hereunder, and that, in the absence of such assumption and agreement by Buyer, Seller would not enter into this Agreement.

(b) Notwithstanding any provision hereof to the contrary, the Initial Amount shall be (i) increased at the rate of $32,877 per day for each day that the Closing Date occurs before September 1, 2006 and (ii) decreased at the rate of $32,877 per day for each day that the Closing Date occurs after September 1, 2006.

(c) At least three (3) Business Days prior to the Closing Date, Seller shall provide to Buyer its good faith estimate of the Closing Adjustment Amount, which estimate shall be certified in writing by an appropriate officer of Seller (the “Estimated Adjustment Amount”).

(d) At the Closing, in furtherance but not in duplication of Section 3.2(a), Buyer shall pay to Seller cash in an aggregate amount equal to (A) the Initial Amount plus (B) the amount, if any, by which the Estimated Adjustment Amount exceeds the Target Adjustment Amount, or minus (C) the amount, if any, by which the Target Adjustment Amount exceeds the Estimated Adjustment Amount (the “Closing Payment”). The Closing Payment shall be paid to Seller by Buyer at the Closing by wire transfer of immediately available funds to the account designated by Seller to Buyer at least two (2) Business Days prior to the Closing Date.

3.3. Adjustment to Purchase Price.

(a) Within sixty (60) days after the Closing Date, Seller shall deliver to Buyer, at Seller’s sole cost and expense, a statement setting forth the Closing Adjustment Amount (the “Closing Statement”). Contemporaneously, Seller shall deliver to Buyer a schedule setting forth a calculation of the Purchase Price and the amount of any payment to be made, and by whom, pursuant to Section 3.3(c).

(b) In the event that Buyer is in disagreement with the Closing Statement, Buyer shall, within ten (10) Business Days after receipt of the Closing Statement, notify Seller of such disagreements setting forth with specificity the nature and amounts thereof. In the event that Buyer is in disagreement with only a portion of the Closing Statement, Buyer or Seller, as the case may be, shall pay all undisputed amounts in the manner set forth in Section 3.3(c); and all other amounts shall be paid at such time as all disagreements are resolved in accordance with this Section 3.3(b). If Buyer is in disagreement with the Closing Statement, and Buyer notifies Seller within such ten (10) Business Day period in accordance with this Agreement, then the Parties shall promptly attempt to resolve such disagreements by negotiation. If the Parties are unable to resolve such disagreements within thirty (30) days following such notice of disagreement by Buyer, then the Parties shall appoint an Independent Accounting Firm within forty-five (45) days following such notice, which shall review the Closing Statement and determine the Closing Adjustment Amount. In the event that Buyer and Seller cannot promptly agree on the selection of an accounting firm to act as the Independent Accounting Firm, either Party may request the American Arbitration Association to appoint a nationally recognized independent accounting firm, and such appointment shall be final, binding and conclusive on Buyer and Seller. Resolution of any disagreements shall be made by the Independent Accounting Firm in a writing addressed to all Parties within thirty (30) days following referral to it by the Parties of such disagreements in accordance with this Agreement. The findings of such Independent Accounting Firm shall be final, binding and conclusive on the Parties. All costs, fees and expenses of the Independent Accounting Firm in resolving the disagreement shall be split equally between Seller and Buyer.

(c) No later than the fifth (5th) Business Day following the determination of the Closing Adjustment Amount pursuant to Section 3.3(b), either (i) Seller shall pay Buyer the amount, if any, by which the Closing Payment exceeds the Purchase Price, or (ii) Buyer shall pay Seller the amount, if any, by which the Purchase Price exceeds the Closing Payment, in either case, together with simple interest accruing on such payment at the Prime Rate from and after the Closing Date through but not including the date of payment, by wire transfer of immediately available funds to an account designated by the receiving Party. As used herein, “Prime Rate” means, as of any date, the prime rate as published in The Wall Street Journal on such date or, if not published on such date, on the most recent date of publication.

3.4. Tax Reporting and Allocation of Purchase Price.

(a) Buyer and Seller hereby acknowledge and agree that: (i) $110,600,000 of the Initial Amount shall be attributable to the Purchased Assets relating to the Conemaugh Station, including the Emission Allowances relating thereto and the membership interests in Conemaugh Fuels, LLC; and (ii) $62,500,000 of the Initial Amount shall be attributable to the Purchased Assets relating to the Keystone Station, including the Emission Allowances relating thereto and the membership interests in Keystone Fuels, LLC, it being understood that each of the attributions set forth in clauses (i) and (ii) of this Section 3.4(a) shall be adjusted in a manner consistent with the determination of the Purchase Price pursuant to Section 3.3.

(b) Buyer and Seller shall use their respective reasonable best efforts to agree in good faith upon an allocation among the Purchased Assets of the sum of the Purchase Price and the Assumed Liabilities consistent with Section 1060 of the Code and the Treasury Regulations thereunder within sixty (60) days after the determination of the Closing Adjustment Amount pursuant to Section 3.3(b). In the event that the Parties cannot agree on a mutually satisfactory allocation within such sixty (60) day period, the Parties shall appoint an Independent Accounting Firm that shall, at Seller’s and Buyer’s joint expense, determine the appropriate allocation. In the event that Buyer and Seller cannot promptly agree on the selection of an accounting firm to act as the Independent Accounting Firm, either Party may request the American Arbitration Association to appoint a nationally recognized independent accounting firm, and such appointment shall be final, binding and conclusive on Buyer and Seller. Resolution of any disagreements shall be made by the Independent Accounting Firm in a writing addressed to all Parties within thirty (30) days following referral to it by the Parties of such disagreements in accordance with this Agreement. The finding of such Independent Accounting

Firm shall be final, binding and conclusive on the Parties. After determination of the allocation by agreement of the Parties or by binding determination of the Independent Accounting Firm, Buyer and Seller shall file, for the tax year in which the Closing occurs, Internal Revenue Service Form 8594, and all Tax Returns, in accordance with such allocation. Buyer and Seller shall report the transactions contemplated by this Agreement for U.S. federal Income Tax and all other Tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.4. Buyer and Seller shall provide the other promptly with any information required to complete Form 8594. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed-upon allocation of the Purchase Price and the Assumed Liabilities.

3.5. Prorations.

(a) Except as otherwise provided in this Agreement, all of the items customarily prorated relating to the ownership, lease, maintenance or operation of the Purchased Assets, including those listed below (but expressly excluding Income Taxes), shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any period prior to the Closing Date, and Buyer liable to the extent such items relate to any period on or after the Closing Date (measured in the same units used to compute the item in question, and otherwise measured by calendar days):

(i) Personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or with respect to the ownership, lease, maintenance or operation of the Purchased Assets;

(ii) Rent, Taxes (other than those governed by clause (i) above) and all other items (including prepaid services and goods not included in Inventory), in each case, payable by or to Seller under any of the Seller’s Agreements;

(iii) Any permit, license, registration, compliance assurance fees or other fees with respect to any Seller’s Permit;

(iv) Sewer rents and charges for water, telephone, electricity and other utilities;

(v) Insurance premiums paid on or with respect to the ownership, lease, maintenance or operation of the Purchased Assets to the extent payable under any policy or other arrangement included among the Seller’s Agreements; and

(vi) Prepaid operating and maintenance expenses, whether arising under the Jointly Owned Stations Operating Agreements or otherwise.

(b) Seller or Buyer, as the case may be, shall promptly reimburse the other Party that portion of any amount paid by such other Party to the extent relating to the period for which Seller or Buyer, as the case may be, is liable under Section 3.5(a), in each case, upon presentation of a statement setting forth in reasonable detail the nature and amount of any such payment. In connection with the prorations set forth in Section 3.5(a), if actual figures are not available on the Closing Date, the proration shall be calculated based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available. Seller and Buyer shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.5. Notwithstanding anything to the contrary herein, no proration shall be made under this Section 3.5 with respect to (i) real property Tax refunds that are Excluded Assets under Section 2.2(g) or (ii) Taxes payable by Buyer pursuant to Section 6.5(a).

3.6. Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

(a) One or more Special Warranty Deeds, duly executed by Seller and in recordable form;

(b) The Bills of Sale, duly executed by Seller;

(c) The Assignment and Assumption Agreements, duly executed by Seller;

(d) Evidence, in form and substance reasonably satisfactory to Buyer, demonstrating that Seller has obtained the Seller’s Required Regulatory Approvals set forth on Schedule 7.2(c);

(e) A FIRPTA Affidavit, duly executed by Seller;

(f) Copies, certified by the Secretary or Assistant Secretary of Seller, of resolutions authorizing the execution, delivery and performance of this Agreement, each Additional Agreement to which Seller is a party and all of the other agreements and instruments, in each case, to be executed, delivered and performed by Seller in connection herewith;

(g) A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement, each Additional Agreement to which Seller is a party and the other agreements and instruments contemplated hereby;

(h) All such other agreements, documents, instruments and writings as shall, in the reasonable opinion of Buyer and its counsel, be necessary to sell, assign, convey, transfer and deliver to Buyer the Purchased Assets, in accordance with this Agreement and, where necessary or desirable, in recordable form, provided that Seller shall not be required to prepare or obtain any survey, abstract, title opinion or title insurance policy with respect to the Real Property; and

(i) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

3.7. Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:

(a) The Closing Payment, by wire transfer of immediately available funds in accordance with Seller’s instructions to the account of Seller as designated by Seller at least two (2) Business Days prior to the Closing Date;

(b) Cash in an amount equal to the lesser of (i) $100,000 and (ii) the amount of all out-of-pocket costs and expenses incurred by Seller for the title reports and surveys in connection with the transactions contemplated hereby or surveys relating to the Real Property, by wire transfer of immediately available funds in accordance with Seller’s instructions to the account of Seller to be designated by Seller at least two (2) Business Days prior to the Closing Date;

(c) Cash in an amount equal to the sum of (i) the Station Working Funds and (ii) the Fuels Working Funds, by wire transfer of immediately available funds in accordance with Seller’s instructions to the account of Seller to be designated by Seller at least two (2) Business Days prior to the Closing Date;

(d) The Assignment and Assumption Agreements, duly executed by Buyer;

(e) Evidence, in form and substance reasonably satisfactory to Seller, demonstrating that Buyer has obtained the Buyer’s Required Regulatory Approvals set forth on Schedule 7.1(c);

(f) Copies certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution, delivery and performance of this Agreement, each Additional Agreement to which Buyer is a party, and all of the other agreements and instruments, in each case, to be executed, delivered and performed by Buyer in connection herewith;

(g) A certificate of the Secretary or Assistant Secretary of Buyer identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement, each Additional Agreement to which Buyer is a party and the other agreements contemplated hereby;

(h) All such other permits, agreements, documents, instruments and writings as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to purchase and acquire the Purchased Assets, and to assume the Assumed Liabilities, in each case, in accordance with this Agreement and, where necessary or desirable, in recordable form; and

(i) Such other permits, agreements, documents, instruments and writings as are reasonably required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

3.8. Post-Closing Excluded Asset Deliveries. In the event that Seller or Buyer, or any of their respective Representatives, shall determine after the Closing that any Excluded Asset is in the possession of Buyer or any of its Representatives, Buyer shall, or shall cause any such

Representative to, promptly, but in no event later than five (5) Business Days following such determination, pay or deliver, or cause to be paid or delivered, to Seller such Excluded Asset, at Seller’s sole cost and expense.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as follows (all such representations and warranties, except those set forth in Sections 4.1, 4.2 and 4.5, being made to the Knowledge of the Seller):

4.1. Organization; Qualification. Seller is a corporation validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business as now being conducted requires it to be so qualified, except to the extent that the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

4.2. Authority. Seller has full corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each Additional Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action required on the part of Seller. This Agreement has been duly executed and delivered by Seller; and this Agreement constitutes, and upon the execution and delivery by Seller of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforceability may be subject to any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws now or hereafter in effect affecting or relating to enforcement of creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3. Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 4.3(a), subject to obtaining or making all Seller’s Required Regulatory Approvals, neither the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party nor the consummation by Seller of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is a party or by which it, or any of the Purchased Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been, or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) constitute a violation of any Law, order, judgment or decree applicable to Seller which violation, individually or in the aggregate, would have a Material Adverse Effect.

(b) Except for consents, approvals, filings and notices (i) required under the HSR Act or (ii) set forth on Schedule 4.3(b) (the consents, approvals, filings and notices referred to in clause (ii) of this sentence are collectively referred to herein as the “Seller’s Required Regulatory Approvals”), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) such consents, approvals, filings and notices which, if not obtained or made, would not materially impair Seller’s ability to perform its material obligations under this Agreement or such Additional Agreements or to own the Purchased Assets; (ii) such consents, approvals, filings and notices which become applicable to Seller or the Purchased Assets as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged; and (iii) such consents, approvals, filings and notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

4.4. Insurance. All material policies of fire, liability, workers’ compensation and other forms of insurance owned or held by, or on behalf of, Seller and insuring any Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers’ compensation insurance policies), and no written notice of cancellation or termination has been received by Seller with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. Since January 1, 2003, Seller has not been refused any such insurance with respect to any Purchased Assets.

4.5. Title and Related Matters. Except for Permitted Encumbrances, Seller has good, valid and marketable title to the Real Property included in the Purchased Assets and has good and valid title to all other Purchased Assets, free and clear of all Encumbrances.

4.6. Environmental Matters. Except as set forth on Schedule 4.6:

(a) All Environmental Permits that Seller requires in order to own, lease, maintain and operate the Purchased Assets are held by or on behalf of Seller, and Seller is otherwise in compliance with applicable Environmental Laws with respect to the ownership, lease, maintenance or operation of the Purchased Assets, except for such failures to hold or comply with required Environmental Permits, and such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Since January 1, 2003, Seller has not received any written request for information, or been notified in writing that it is a potentially responsible party under CERCLA or any similar state law, with respect to any of the Sites, or any written notice relating to any Governmental Authority’s allegation or investigation of any violations by Seller of any Environmental Laws relating to the Purchased Assets or the Jointly Owned Stations.

(c) Since January 1, 2003, Seller has not entered into or agreed to any decree, order or judgment under any Environmental Law relating to the Purchased Assets or the Jointly Owned Stations, and Seller is not subject to any outstanding decrees, orders or judgments relating to compliance with any Environmental Law or to the Remediation of Hazardous Substances under any Environmental Law, in each case, relating to the Purchased Assets or the Jointly Owned Stations.

(d) Notwithstanding any provision to the contrary in this Agreement, including Sections 4.6(a), (b) and (c) hereof, Seller makes no representation or warranty with respect to Seller’s compliance with Environmental Laws relating to the construction of new, or modification of existing, sources of air emissions.

4.7. Real Property. Schedule 4.7 sets forth a description of the Real Property. True and correct copies of all current surveys, abstracts, title opinions and policies of title insurance currently in force, in each case, in Seller’s possession and relating to the Real Property, have been previously delivered or otherwise made available to Buyer.

4.8. Condemnation. Since January 1, 2003, Seller has not received any written notice of any pending or threatened proceedings or actions by any Governmental Authority to condemn or take by power of eminent domain all or any material part of the Purchased Assets.

4.9. Contracts and Leases.

(a) Schedule 4.9(a) sets forth a list of all written Seller’s Agreements, other than such contracts, licenses, agreements, arrangements and leases as (i) constitute Excluded Assets or Excluded Liabilities, (ii) may be terminated after the Closing by Buyer upon notice of no more than ninety (90) days, (iii) involve future annual expenditures by Buyer after the Closing of $50,000 or less, (iv) are expected to expire or terminate prior to the Closing or (v) are entered into by or on behalf of Seller after the date hereof consistent with the terms of this Agreement.

(b) Except as set forth on Schedule 4.9(b), each Seller’s Agreement set forth on Schedule 4.9(a) constitutes the valid and binding obligation of Seller and the other parties thereto.

(c) Except as set forth on Schedule 4.9(c), there is not under any Seller’s Agreement set forth on Schedule 4.9(a) any default or event which, with notice or lapse of time or both, would constitute a material default on the part of Seller or any other party thereto.

4.10. Legal Proceedings. There are no suits, actions or proceedings pending or threatened against Seller by or before any Governmental Authority, which would, individually or in the aggregate, impair Seller’s ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party. Seller is not subject to any judgment, order or decree of any Governmental Authority which would, individually or in the aggregate, impair Seller’s ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party. Except as set forth on Schedule 4.10, there are no suits, actions or proceedings pending or threatened as of the date hereof against Seller by or before any Governmental Authority relating to the Purchased Assets or the Jointly Owned Stations, other than such as would not, individually or in the aggregate, have a Material Adverse Effect if adversely determined.

4.11. Seller’s Permits. All material permits, certificates, licenses and other authorizations of all Governmental Authorities (collectively, “Seller’s Permits”) that Seller requires in order to own, lease, maintain and operate the Purchased Assets, are held by or on behalf of Seller except for Environmental Permits (which are governed by Section 4.6).

4.12. Brokers; Finders. Except as set forth on Schedule 4.12, Seller has not, and none of Seller’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby. Buyer shall not have any responsibility or liability with respect to any Person set forth on Schedule 4.12.

4.13. Special Purpose Financial Statements. The audited Special Purpose Financial Statements present fairly, in all material respects, (i) in the case of Conemaugh Fuels, LLC and Keystone Fuels, LLC, the financial position of such entities as of the dates of the respective balance sheets included therein, and the results of operations and cash flows of such entities for the respective periods ended on such dates in conformity with accounting principles generally accepted in the U.S. and (ii) in the case of the Jointly Owned Stations, the owners’ assets, liabilities, and investment in such Jointly Owned Stations as of the dates of such statements included therein, and the charges to such Jointly Owned Stations’ operations for the periods ended on such dates, on the basis of accounting described in note 1 to each thereof. Seller has provided or made available to Buyer true and correct copies of the Special Purpose Financial Statements.

4.14. Employees. Seller has no employees employed at either the Conemaugh Station or the Keystone Station, and the Seller is not transferring to Buyer any employees of the Conemaugh Station or the Keystone Station.

4.15. Disclosures. To the extent relating to Seller’s Interests in the respective membership interests of Keystone Fuels, LLC and Conemaugh Fuels, LLC, none of the representations and warranties of Seller contained herein and none of the information contained in the Schedules hereto is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

4.16. Taxes. Seller has timely filed all Tax Returns required to be filed by Seller with respect to the conduct of the Jointly Owned Stations and ownership of the Purchased Assets, including Tax Returns for all applicable federal, state and local income, franchise, sales, use, property, excise and other Taxes, and such Tax Returns are accurate, complete and correct. The

Seller has paid all Taxes required to be paid pursuant to such Tax Returns or otherwise required by Law to be paid by it, and there are no other Taxes payable on account of the ownership of the Purchased Assets from the date of the inception of the Seller’s investment in the Purchased Assets to the date hereof, except for Taxes not yet due in the ordinary course of business (for which adequate reserves have been established). All other federal, state and local Taxes which the Seller was or is required by Law to withhold or collect have been and are being withheld or collected by it and have been and are being paid over to the proper Governmental Authorities or are being held by the Seller in accordance with Law for such payment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows: all such representations and warranties, except those set forth in Sections 5.1, 5.2 and 5.5, being made to the actual knowledge of the Buyer.

5.1. Organization; Qualification. Buyer is a corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer has heretofore delivered to Seller true and correct copies of its articles of incorporation and bylaws as currently in effect.

5.2. Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Additional Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action required on the part of Buyer. This Agreement has been duly executed and delivered by Buyer; and this Agreement constitutes, and upon the execution and delivery by Buyer of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (a) such enforceability may be subject to any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws now or hereafter in effect affecting or relating to enforcement of creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3. Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 5.3(a), and subject to obtaining or making all Buyer’s Required Regulatory Approvals, neither the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is a party nor the consummation by Buyer of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Buyer or any of its Subsidiaries; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer, any such Subsidiary or any of their respective properties and assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Material Adverse Effect or materially impair Buyer’s ability to consummate the transactions contemplated hereby or by any Additional Agreement, or to perform its material obligations hereunder or thereunder (a “Buyer Material Adverse Effect”); or (iii) constitute a violation of any Law, order, judgment or decree applicable to Buyer or any of its Subsidiaries, which violation, individually or in the aggregate, would have a Material Adverse Effect or a Buyer Material Adverse Effect.

(b) Except for consents, approvals, filings and notices (i) required under the HSR Act or (ii) set forth on Schedule 5.3(b) (the consents, approvals, filings and notices referred to in clause (ii) of this sentence are collectively referred to herein as the “Buyer’s Required Regulatory Approvals”), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, other than such consents, approvals, filings or notices, which, if not obtained or made, would not have a Material Adverse Effect or a Buyer Material Adverse Effect.

5.4. Buyer’s Permits. All permits, certificates, licenses and other authorizations of all Governmental Authorities that Buyer requires in order to own, lease, maintain and operate the Purchased Assets (collectively, “Buyer’s Permits”) are, or will be at or prior to the Closing, held by or on behalf of Buyer. Buyer is qualified to obtain and, after the Closing, shall retain all Buyer Permits, including Environmental Permits, necessary for Buyer to own, lease, maintain and operate the Purchased Assets.

5.5. Availability of Funds. Buyer has sufficient funds on hand or available to it pursuant to existing lines of credit to permit Buyer on the Closing Date to pay the Purchase Price, all other amounts payable by Buyer hereunder or under any Additional Agreement, and all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby and by the Additional Agreements, and to permit Buyer to timely pay or perform all of its other obligations under this Agreement and the Additional Agreements.

5.6. Financial Statements. Buyer has provided Seller with true and correct copies of its balance sheet, income statement and statement of changes in cash flows for each of its fiscal years ended December 31, 2004 and 2003, together with the related reports of its independent accountants, Deloitte & Touche, LLP, and for its most recently completed fiscal quarter (collectively, “Buyer’s Financial Statements”). Buyer’s Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles consistently applied and fairly reflect, in all material respects, the financial position, results of operations and cash flows of Buyer at and for the periods stated therein.

5.7. Legal Proceedings. There are no suits, actions or proceedings pending or threatened against Buyer by or before any Governmental Authority, which would, individually or in the aggregate, have a Buyer Material Adverse Effect or would materially impair Buyer’s ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party. Buyer is not subject to any judgments, orders or decrees of any Governmental Authority which would, individually or in the aggregate, have a Material Adverse Effect or a Buyer Material Adverse Effect.

5.8. No Knowledge of Seller’s Breach. On the date hereof, Buyer has no actual knowledge, without duty of inquiry, of any breach by Seller of any representation or warranty made by Seller in this Agreement or in any form of Additional Agreement attached hereto as an Exhibit that would excuse Buyer from the timely performance of its obligations hereunder or under the Additional Agreements.

5.9. Inspections. Buyer has, prior to the execution and delivery of this Agreement, (a) reviewed the environmental site assessments prepared for Seller and set forth on Schedule 5.9, (b) had full opportunity to conduct to its satisfaction Inspections of the Purchased Assets, including the Sites, and (c) fully completed and approved the results of all Inspections of the Purchased Assets. Buyer acknowledges, after such review and Inspections, that no further investigation of the Sites is necessary for purposes of acquiring the Purchased Assets for Buyer’s intended use, and Buyer hereby irrevocably and unconditionally waives any and all objections to or claims with respect to all physical characteristics and existing conditions at the Sites, including existing Environmental Conditions and the presence of any Hazardous Substances at the Sites.

5.10. Regulation as a Utility. Buyer is not subject to regulation as a public utility or public service company (or similar designation) by any Governmental Authority. Buyer is a holding company exempt from registration under PUHCA.

5.11. Brokers; Finders. Buyer has not, and none of Buyer’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1. Access to Information.

(a) Between the date of this Agreement and the Closing Date, Seller shall: (i) give Buyer and its Representatives, during normal business hours and upon reasonable notice, reasonable access to all books, records, plans, offices and other facilities and properties in the possession of Seller included in the Purchased Assets (it being understood that Seller shall have the right to have a Representative present at all times during any such access); (ii) furnish Buyer with such financial and operating data and other information in the possession of Seller with respect to the Purchased Assets as Buyer may from time to time reasonably request; and (iii) furnish Buyer with all such other information in the possession of Seller as shall be reasonably necessary to enable Buyer, at its request, to verify the accuracy of the representations and warranties of Seller contained in this Agreement; provided, however, that (A) any such access or requests shall be conducted in such manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege, (C) Seller need not supply Buyer with any information which Seller is under a legal or contractual obligation not to supply, and (D) Seller shall not be required to supply Buyer with any information with respect to the Jointly Owned Stations to which Seller is not entitled pursuant to the terms of the Jointly Owned Stations Operating Agreements. Notwithstanding anything herein to the contrary, prior to the Closing Date, Buyer shall not have the right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath the Jointly Owned Stations.

(b) All information furnished to or obtained by Buyer and Buyer’s Representatives pursuant to this Section 6.1 shall be Proprietary Information and shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Nothing in this Section 6.1 is intended to or shall be deemed to amend, supplement or otherwise modify the obligations of Buyer, its Representatives or its Affiliates under the Confidentiality Agreement, all of which remain in effect until termination of such agreement in accordance with its terms. Buyer shall be subject to and bound by all obligations of Duquesne Power, LP under the Confidentiality Agreement as though Buyer were a party thereto.

(c) For a period of seven (7) years from and after the Closing Date, each Party and its Representatives shall have reasonable access during normal business hours to all of the books and records of the Purchased Assets in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the ownership, lease, maintenance or operation of the Purchased Assets or the Excluded Assets. Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other Party with respect to such access pursuant to this Section 6.1(c). If the Party in possession of such books and records shall desire to dispose of any books and records upon or prior to the expiration of such seven-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party’s cost and expense, to segregate and remove such books and records as such other Party may select.

(d) Buyer shall not, prior to the Closing Date, contact any customer, vendor, supplier of, or director, officer, partner, member or employee of (other than as contemplated by Section 6.10(c)), or any other Person having business dealings with, Seller or its Affiliates with respect to any aspect of the Purchased Assets or the transactions contemplated hereby or by any Additional Agreement, including any Governmental Authority, without the prior written consent of Seller, which shall not be unreasonably withheld or delayed. Other than the NJBPU and PaPUC, Seller shall not, prior to the Closing Date, contact any director, officer, partner, member or employee of (other than as contemplated by Section 6.10(c)), or any other Person having business dealings with, Buyer or its Affiliates with respect to any aspect of the transactions contemplated hereby or by any Additional Agreement, including any Governmental Authority, without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, (i) prior to Closing, Buyer shall not investigate or inquire as to any matter with any Governmental Authority having jurisdiction over any aspect of the Purchased Assets, unless and until the written consent of Seller (not to be unreasonably withheld or delayed) to the making of such investigation or inquiry has been received by Buyer and after consultation with Seller as to the scope and manner of the investigation or inquiry, and (ii) Buyer’s right of examination and access pending the Closing with respect to environmental matters relating to the Purchased Assets shall be limited to an examination of existing records and interviews with personnel as authorized in writing by Seller, and in no event shall include physical testing of or collection of samples from the Real Property or the Purchased Assets or contacting staff or officials of any Governmental Authority or any other third party.

6.2. Public Statements. Subject to Section 6.1(d), except as required by applicable Law or by applicable rules of any national securities exchange, the Parties shall consult with each other in advance, in the manner contemplated by Section 10.8, prior to the Closing Date, with respect to any press release or other public announcement, statement or comment relating to the transactions contemplated by this Agreement; provided, however, that, notwithstanding the provisions of Section 6.1(d) relating to any other Person having business dealings with any Party, the Parties shall be permitted, subject to applicable Law and the Confidentiality Agreement, to discuss with members of the investment and financing community the transactions contemplated hereby, and the financial and operational effects of consummating such transactions, in connection with bona fide financing and credit-related endeavors.

6.3. Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase and sale of the Purchased Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including using its reasonable best efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including obtaining all necessary consents, approvals and authorizations of, and making all required notices or filings with, third parties required to be obtained or made in order to consummate the transactions hereunder. Without limiting the generality of the foregoing, Seller shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to release the Purchased Assets from the Encumbrance under the Indenture, dated January 15, 1937, by and between ACE and The Bank of New York, as Trustee, as amended. Seller shall use Commercially Reasonable Efforts to cooperate with Buyer in its efforts to obtain all Buyer’s Permits, Environmental Permits and Buyer’s Required Regulatory Approvals necessary for Buyer to operate the Purchased Assets substantially in the manner operated by Seller prior to the Closing Date. Buyer shall use Commercially Reasonable Efforts to cooperate with Seller in its efforts to obtain all of Seller’s Required Regulatory Approvals. No Party shall, without prior written consent of the other Party, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or any Additional Agreement.

(b) Without limiting the generality of Section 6.3(a):

(i) In the event that any Purchased Asset shall not have been conveyed to Buyer at the Closing, Seller shall, subject to Section 6.3(b)(ii), use Commercially Reasonable Efforts after the Closing to convey such asset to Buyer as promptly as practicable.

(ii) To the extent that Seller’s right, title and interest in, to and under any material Seller’s Agreement may not be assigned without the consent, approval or authorization of any third party which consent, approval or authorization has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign such right, title and interest if an attempted assignment would constitute a breach of such Seller’s Agreement or violate any applicable Law. If any consent, approval or authorization to such assignment of any material Seller’s Agreement shall not be obtained, or if any attempted assignment would be ineffective or would materially impair Buyer’s rights and obligations under such Seller’s Agreement, such that Buyer would not acquire and assume the benefit and detriment of all such rights and obligations, Seller, at its option and to the fullest extent permitted by applicable Law and such Seller’s Agreement, shall, from and after the Closing Date, appoint Buyer to be Seller’s agent with respect to such Seller’s Agreement, or, to the fullest extent permitted by applicable Law and such Seller’s Agreement, enter into such reasonable arrangements with Buyer or take such other actions as are necessary to provide Buyer with the same or substantially similar rights and obligations under such Seller’s Agreement.

6.4. Consents and Approvals. Without limiting the generality of Section 6.3(a):

(a) As promptly as practicable, but in no event later than forty-five (45) days after the date of this Agreement, Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the U.S. Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended, with respect to the transactions contemplated hereby and by the Additional Agreements. The Parties shall use their respective Commercially Reasonable Efforts to respond promptly to any requests for additional information made by such agencies, and to cause the applicable waiting period under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer shall pay all filing fees payable under the HSR Act but each Party shall bear its own costs and expenses of the preparation of any such filing and any such response.

(b) As promptly as practicable, but in no event later than forty-five (45) days after the date of this Agreement, Seller and Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all required consents and approvals of all other Governmental Authorities, including the NJBPU and the PaPUC, and make all other filings and give all other notices required to be made prior to the Closing with respect to the transactions contemplated hereby and by the Additional Agreements, including with respect to the Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals. The Parties shall respond promptly to any requests for additional information made by such Persons, and use their respective Commercially Reasonable Efforts to cause all such consents and approvals, without conditions, to be obtained or waived at the earliest possible date after the date of filing. Each Party shall bear its own costs and expenses of the preparation of any such filing or notice.

(c) Without limiting the generality of Section 6.4(b), as promptly as practicable, but in no event later than forty-five (45) days after the date of this Agreement, each Party shall make all filings required by such Party under the Federal Power Act. Prior to filing any application with the FERC, both Parties shall prepare such application and shall incorporate into such application all revisions reasonably requested by the other Party. Each Party shall be solely responsible for its own cost of preparing and filing such application, as well as all petitions for rehearing and all reapplications, provided, however, that Buyer shall bear all costs and expenses associated with experts and consultants reasonably necessary for the preparation of any required market power study or report. If any filing is rejected by the FERC, the Parties shall petition the FERC for rehearing or permission to re-submit an application with the FERC.

6.5. Certain Tax Matters.

(a) All transfer, sales and similar Taxes (“Transfer Taxes”) incurred in connection with this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby (including (i) sales and use Tax on the sale or purchase of the Purchased Assets imposed by Pennsylvania and (ii) transfer Tax on conveyances of interests in real property imposed by Pennsylvania or any political subdivision thereof) shall be borne by Buyer (and, to the extent paid by Seller, Buyer shall reimburse Seller upon request). Buyer, at its expense, shall prepare and file, to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller shall join in the execution of all such Tax Returns and other documentation; provided, however, that prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable Governmental Authority.

(b) With respect to Taxes to be prorated in accordance with Section 3.5, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Purchased Assets, if any, and shall timely pay all Taxes shown to be due on such Tax Returns. Buyer’s preparation of such Tax Returns shall be subject to Seller’s approval, which approval shall not be unreasonably withheld or delayed. Buyer shall make each such Tax Return available for Seller’s review and approval no later than fifteen (15) Business Days prior to the due date for filing such Tax Return, it being understood that Seller’s failure to approve any such Tax Return shall not limit Buyer’s obligation to timely file such Tax Return and timely pay all Taxes shown to be due thereon.

(c) Buyer and Seller shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination, or any proceeding, by or before any Governmental Authority relating to Liability for Taxes, and each Party shall retain and provide the requesting Party with all books and records or other information which may be relevant to such Tax Return, audit, examination or proceeding. All books, records and information obtained pursuant to this Section 6.5(c) or pursuant to any other Section that provides for the sharing of books, records and information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto in accordance with the terms and conditions set forth in the Confidentiality Agreement.

(d) In the event that a dispute arises between Seller and Buyer regarding Taxes or any amount due under this Section 6.5, the Parties shall attempt in good faith to resolve such dispute and any agreed-upon amount shall be promptly paid to the appropriate Party. If any such dispute is not resolved within thirty (30) days after notice thereof is given to any Party, the Parties shall submit the dispute to an Independent Accounting Firm for resolution, which resolution shall be final, binding and conclusive on the Parties. In the event that Buyer and Seller cannot promptly agree on the selection of an accounting firm to act as the Independent Accounting Firm, either Party may request the American Arbitration Association to appoint a nationally recognized independent accounting firm, and such appointment shall be final, binding and conclusive on Buyer and Seller. Notwithstanding anything in this Agreement to the contrary, the costs, fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Buyer. Any payment required to be made as a result of the resolution by the Independent Accounting Firm of any such dispute shall be made within five (5) Business Days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

(e) To the extent that any Party receives a Tax refund or credit with respect to a Tax that was paid or incurred, in whole or in part, by the other Party, such receiving Party shall promptly pay the allocable portion of the amount of such Tax refund or credit to the other Party.

6.6. Advice of Changes. Prior to the Closing, each Party shall advise the other in writing with respect to any matter arising after the date of this Agreement of which that Party obtains Knowledge and which, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto. Seller shall promptly notify Buyer of any fact, event, circumstance or condition that constitutes or results in a breach of any of its representations and warranties in Article IV. Seller may, from time to time prior to the Closing, promptly supplement or amend the Schedules to this Agreement with respect to (a) any matter that existed as of the date of this Agreement and should have been set forth in any of the Schedules hereto and (b) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth in any of the Schedules hereto in order to make any representation or warranty set forth in this Agreement true and correct as of such date; provided, however, that, with respect to clause (a) above, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless expressly consented to in writing by Buyer in Buyer’s sole and absolute discretion; and provided further, that, with respect to clause (b) above, any such supplemental or amended disclosure shall be deemed to have been disclosed as of the date of this Agreement other than for purposes of Section 7.1(f) or (g). Buyer shall promptly notify Seller of (i) any breach by Seller of any representation or warranty of Seller, and (ii) any other event, fact, circumstance or condition that would excuse Buyer from the timely performance of its obligations hereunder. In the event that Buyer fails to so notify Seller within ninety (90) days of such information coming to Buyer’s attention, then Buyer shall be deemed to have irrevocably and unconditionally waived the breach of such representation and warranty or the performance of such obligations, as the case may be.

6.7. Risk of Loss.

(a) From the date hereof to but not including the Closing Date, all risk of loss or damage to the Tangible Personal Property included in the Purchased Assets shall be borne by Seller, other than loss or damage caused by the negligent acts or omissions of Buyer or any Buyer Representative, which loss or damage shall be the responsibility of Buyer.

(b) Notwithstanding any provision hereof to the contrary, subject to Section 9.1(g), if, before the Closing Date, all or any portion of the Purchased Assets at any Jointly Owned Station is (i) condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking which has not been consummated, or (ii) materially damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact, and (x) in the case of a condemnation or taking, Seller shall assign or pay, as the case may be, any net proceeds thereof to Buyer at the Closing relating to such Purchased Assets and (y) in the case of a fire or other casualty, Seller shall either restore such damage or assign the insurance proceeds therefor to Buyer at such Closing. Notwithstanding the foregoing, if such condemnation, taking, damage or destruction results in a Material Adverse Effect, Buyer and Seller shall negotiate to resolve the loss resulting from such condemnation, taking, damage or destruction (and such negotiation shall include the negotiation of a fair and equitable adjustment to the Purchase Price for such Purchased Assets). If no such resolution can be agreed upon prior to the earlier to occur of (i) the date that is ninety (90) days after Seller has notified Buyer of such loss, and (ii) the date on which the Closing, pursuant to Section 3.1, would otherwise occur, then Buyer, on the one hand, or Seller, on the other hand, may terminate this Agreement with respect to such Purchased Assets pursuant to Section 9.1(g).

6.8. PJM; MAAC. From and after the Closing Date, Buyer shall maintain membership in good standing in PJM and MAAC, and shall submit to the governance of the independent system operator established and administered under the PJM Agreement and related agreements entered into among PJM and its members. Seller and Buyer shall cooperate to prepare applications to PJM to obtain PJM approval of the establishment of all settlement accounts and other authorizations necessary for Buyer to become a member of PJM. Such applications shall be filed with PJM as promptly as practicable, but in no event later than sixty (60) days after the date of this Agreement.

6.9. Emission Allowances.

(a) Prior to, on and after the Closing Date, Buyer and Seller shall take all necessary actions, including executing any required forms or providing appropriate notices to Governmental Authorities, in a timely fashion, to ensure that (i) Buyer will obtain all, or the rights to all, Emission Allowances that are to be transferred to it pursuant to Section 2.1(f) and as set forth on Schedule 2.1(f), including the right to receive such Emission Allowances that are to be allocated or issued by any Governmental Authority in the future and (ii) Seller will retain or obtain all, or the rights to all, Emission Allowances that are defined as Excluded Assets pursuant to Section 2.2(n), including the right to receive such Emission Allowances that are to be allocated or issued by any Governmental Authority in the future.

(b) For purposes of compliance with the NOx Budget Program and SO2 Budget Program during the year in which the Closing Date occurs, the Party owning the Seller’s Interests as of the date that an owner of the Seller’s Interests is obligated to transfer additional NOx Allowances or SO2 Allowances (which date shall be as set forth in any requests for Emissions Allowances by the authorized representative or the designated representative of the Keystone Station and the Conemaugh Station) shall be responsible for transferring such Emission Allowances to the authorized representative or the designated representative.

6.10. Certain Covenants.

(a) From and after the date hereof and until the Closing Date, unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), other than the periodic revision and adoption of Keystone-Conemaugh Owners Committee Administrative Procedures in the ordinary course of business consistent with past practice, Seller shall not enter into any contract, agreement, commitment or arrangement relating to the Purchased Assets or the Jointly Owned Stations that provides for future annual payments by Seller in excess of $50,000 unless such contract, agreement, commitment or arrangement is (i) terminable by Seller prior to the Closing or by Buyer at or after the Closing, without payment of penalty or premium, upon no more than ninety (90) days’ notice, (ii) constitutes an Excluded Asset and Excluded Liability or (iii) has been executed by all co-owners of any Jointly Owned Station (other than Seller), it being understood that this Section 6.10(a) is not intended to, and shall not, restrict in any manner the ability of Keystone Fuels, LLC, Conemaugh Fuels, LLC or the operator of any Jointly Owned Station from entering into any contract, agreement, commitment or arrangement without such consent.

(b) From and after the date hereof and until the Closing Date, except to the extent prohibited by applicable Law or any contract, agreement, commitment or arrangement relating to the Purchased Assets to which Seller is a party or by or to which the Purchased Assets are bound or subject, Seller shall (i) keep Buyer reasonably informed of the status and progress of meetings and actions by the Keystone-Conemaugh Owners, Operations and Administrative Committees, including providing to Buyer, if practicable in advance of any such meeting, copies of agendas for such meetings, and (ii) prior to casting its vote with respect to any action of any such Keystone-Conemaugh Committee, use Commercially Reasonable Efforts to inform Buyer of the pendency of such action, consult with Buyer with respect to such action and take into account the views of Buyer stated during such consultation in determining whether to approve such action, it being understood that, subject to Section 6.10(a), Seller may make such determination in its sole and absolute discretion.

(c) All communications and consultations contemplated by Sections 6.1(a), 6.3, 6.4 and 6.10(b) shall take place between the respective designated representatives of Seller and Buyer, as may be designated from time to time by Seller and Buyer in the manner contemplated by Section 10.8. Seller’s initial designated representatives shall be James P. Becker and Leslie Zimberg, and Buyer’s initial designated representatives shall be James E. Wilson and Gary A. Jack.

6.11. Exclusivity. From the date hereof through the earlier to occur of the Closing and the termination of this Agreement pursuant to Article IX, Seller shall immediately cease, and shall take such actions, if any, necessary to terminate, any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Seller or its Representatives with respect to the sale of the Jointly Owned Stations and the Purchased Assets, and Seller shall not accept any proposed acquisition of the Jointly Owned Stations and the Purchased Assets.

ARTICLE VII

CONDITIONS

7.1. Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement with respect to the Purchased Assets at any Jointly Owned Station shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Buyer) at or prior to the Closing of the following conditions:

(a) The waiting period with respect to such Purchased Assets under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) No preliminary or permanent injunction, order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements with respect to such Purchased Assets shall have been issued and remain in effect (Buyer agreeing to use Commercially Reasonable Efforts to have any such injunction, order or decree lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby or thereby with respect to such Purchased Assets;

(c) Buyer shall have obtained the Buyer’s Required Regulatory Approvals set forth on Schedule 7.1(c) to the extent relating to such Purchased Assets, which shall be final and non-appealable, and Buyer shall have received evidence thereof, in form and substance reasonably satisfactory to Buyer, and all conditions to the effectiveness thereof prescribed therein or otherwise by Law shall have been satisfied or waived, it being understood that the imposition by any Governmental Authority of any such condition to the grant or issuance of any such consent or approval requiring any action or omission by Buyer shall not affect Buyer’s obligation to consummate the transactions contemplated hereby or by the Additional Agreements unless such condition would, individually or in the aggregate, have a Regulatory Material Adverse Effect on Buyer;

(d) Seller shall have obtained the Seller’s Required Regulatory Approvals set forth in Schedule 7.2(c) to the extent relating to such Purchased Assets, which shall be final and non-appealable, and which shall not include any condition requiring any action or omission by Buyer which condition would, individually or in the aggregate, have a Regulatory Material Adverse Effect on Buyer; and Buyer shall have received evidence thereof;

(e) Seller shall have performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller at or prior to the Closing and which relate to such Purchased Assets;

(f) The representations and warranties of Seller set forth in this Agreement which relate to such Purchased Assets shall be true and correct in all material respects as though made at and as of the Closing Date (other than such (i) representations and warranties that are made as of a specific date which shall have been true and correct as of such date and (ii) representations and warranties that are qualified by reference to materiality or Material Adverse Effect which shall be true and correct in all respects);

(g) Between the date hereof and the Closing Date, no Material Adverse Effect with respect to such Purchased Assets or such Jointly Owned Station shall have occurred and be continuing;

(h) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to Seller’s Knowledge, the conditions set forth in Sections 7.1(e), (f) and (g) have been satisfied; and

(i) Buyer shall have received an opinion from Seller’s counsel, which counsel shall be reasonably acceptable to Buyer, dated the Closing Date, substantially in the form of Exhibit F hereto.

7.2. Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement with respect to the Purchased Assets at any Jointly Owned Station shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Seller) at or prior to the Closing of the following conditions:

(a) The waiting period with respect to such Purchased Assets under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements with respect to such Purchased Assets shall have been issued and remain in effect (Seller agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby or thereby with respect to such Purchased Assets;

(c) Seller shall have obtained the Seller’s Required Regulatory Approvals set forth on Schedule 7.2(c) to the extent relating to such Purchased Assets, which shall be final and non-appealable, and Seller shall have received evidence thereof, in form and substance reasonably satisfactory to Seller, and all conditions to the effectiveness thereof prescribed therein or otherwise by Law shall have been satisfied or waived, it being understood that the imposition by any Governmental Authority of any such condition to the grant or issuance of any such consent or approval requiring any action or omission by Seller shall not affect Seller’s obligation to consummate the transactions contemplated hereby or by the Additional Agreements unless such condition would, individually or in the aggregate, have a Regulatory Material Adverse Effect on Seller;

(d) Buyer shall have obtained the Buyer’s Required Regulatory Approvals set forth in Schedule 7.1(c) to the extent relating to such Purchased Assets, which shall be final and non-appealable, and which shall not include any condition requiring any action or omission by Seller which condition would, individually or in the aggregate, have a Regulatory Material Adverse Effect on Seller; and Seller shall have received evidence thereof;

(e) Buyer shall have performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer at or prior to the Closing and which relate to such Purchased Assets;

(f) The representations and warranties of Buyer set forth in this Agreement which relate to such Purchased Assets shall be true and correct in all material respects as though made at and as of the Closing Date (other than such (i) representations and warranties that are made as of a specific date which shall have been true and correct as of such date and (ii) representations and warranties that are qualified by reference to materiality, Material Adverse Effect or Buyer Material Adverse Effect which shall be true and correct in all respects);

(g) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to Buyer’s knowledge, the conditions set forth in Sections 7.2(e) and (f) have been satisfied;

(h) Buyer shall have executed and delivered to Seller a joinder to the Jointly Owned Stations Operating Agreement relating to such Purchased Assets;

(i) Seller shall have received an opinion from Buyer’s counsel, which counsel shall be reasonably acceptable to Seller, dated the Closing Date, substantially in the form of Exhibit G hereto; and

(j) Seller shall have received a certificate of the Chief Financial Officer of Buyer to the effect that (i) after giving effect to the consummation of the transactions contemplated by this Agreement and the Additional Agreements, including any assignment by Buyer to any of its direct or indirect wholly owned subsidiaries of all or any portion of its rights, interests, obligations or remedies hereunder pursuant to Section 10.9, (A) the debts of Buyer, and of each such wholly owned subsidiary of Buyer, will not be greater than the assets of such Person, at a fair valuation, and (B) Buyer and each such subsidiary will be able to pay its debts as they become due, and (ii) no such transaction was effected with the intent to hinder, delay or defraud current or future creditors of Buyer.

7.3. Separate Closings. For the avoidance of doubt, it is the intention of the Parties that, notwithstanding any provision hereof to the contrary, provided that the conditions to the obligations of both Parties to effect the transactions contemplated by this Agreement are satisfied or waived with respect to all of the Purchased Assets at any Jointly Owned Station, Seller shall sell, assign, convey, transfer and deliver such Purchased Assets to Buyer, Buyer shall purchase, assume and acquire such Purchased Assets, and Buyer shall assume and agree to pay, perform or otherwise discharge when due the Assumed Liabilities relating to such Purchased Assets, all in the manner contemplated by Articles II and III.

ARTICLE VIII

INDEMNIFICATION AND ARBITRATION

8.1. Indemnification.

(a) From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its Representatives (each, a “Seller’s Indemnitee”), from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorneys’ fees and expenses in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Seller’s Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any (A) representation and warranty set forth in Article V, or (B) covenant or agreement of Buyer contained in this Agreement, (ii) the Assumed Liabilities, (iii) any Inspection, (iv) the failure by Buyer to comply with any Law, with respect to the Purchased Assets that are subject thereto or (v) any Third-Party Claim against any Seller’s Indemnitee in connection with Buyer’s ownership, lease, maintenance, construction, modification or operation of any of the Purchased Assets on or after the Closing Date (other than to the extent such Third-Party Claim constitutes an Excluded Liability); provided, however, that Buyer shall be liable to the Seller’s Indemnitees pursuant to clause (i) of this Section 8.1(a) only for Indemnifiable Losses for which any Seller’s Indemnitee gives written notice to Buyer (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such representations, warranties, covenants or agreements survive the Closing in accordance with Section 10.6; and provided further that Buyer shall be liable to the Seller’s Indemnitees pursuant to clause (i)(A) of this Section 8.1(a) for breaches of representations and warranties (y) only after Indemnifiable Losses for such breaches, in the aggregate, exceed $2,000,000 (provided, however, that once such threshold amount is exceeded, Seller’s Indemnitees may recover all Indemnifiable Losses for such breaches incurred from and after the Closing Date without regard to such threshold amount), and (z) only for Indemnifiable Losses for such breaches, in the aggregate, up to, but not in excess of, $17,500,000 (other than for breaches of the representations and warranties set forth in Sections 5.1, 5.2 and 5.5, as to which no such limitations shall be applicable).

(b) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Representatives (each, a “Buyer’s Indemnitee” and, together with Seller’s Indemnitees, an “Indemnitee”), from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer’s Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of any (A) representation and warranty set forth in Article IV, or (B) covenant or agreement of Seller set forth in this Agreement, (ii) the Excluded Assets and the Excluded Liabilities or (iii) any Third-Party Claim against any Buyer’s Indemnitee in connection with Seller’s ownership, lease, maintenance, construction, modification or operation of any of the Purchased Assets prior to the Closing Date (other than to the extent such Third-Party Claim constitutes an Assumed Liability); provided, however, that Seller shall be liable to the Buyer’s Indemnitees pursuant to clause (i) of this Section 8.1(b) only for Indemnifiable Losses for which any Buyer’s Indemnitee gives written notice to Seller (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such representations, warranties, covenants or agreements survive the Closing in accordance with Section 10.6; and provided further that Seller shall be liable to the Buyer’s Indemnitees pursuant to clause (i)(A) of this Section 8.1(b) for breaches of representations and warranties (y) only after Indemnifiable Losses for such breaches, in the aggregate, exceed $2,000,000 (provided, however, that once such threshold amount is exceeded, Buyer’s Indemnitees may recover all Indemnifiable Losses for such breaches incurred from and after the Closing Date without regard to such threshold amount), and (z) only for Indemnifiable Losses for such breaches, in the aggregate, up to, but not in excess of, $17,500,000 (other than for breaches of the representations and warranties set forth in Sections 4.1, 4.2 and 4.5, as to which no such limitations shall be applicable).

(c) In furtherance, and not in limitation, of the provisions set forth in Section 8.1(a), Buyer, for itself and on behalf of its Representatives, hereby irrevocably releases, holds harmless and forever discharges Seller from any and all Indemnifiable Losses of any kind or character, whether known or unknown, contingent or accrued, arising under or relating to Environmental Laws, or relating to any claim in respect of any Environmental Condition or Hazardous Substance, whether based on common law or Environmental Laws, relating to the Purchased Assets, other than Excluded Liabilities (collectively, “Environmental Claims”). In furtherance of the foregoing, Buyer, for itself and on behalf of its Representatives, hereby irrevocably waives any and all rights and benefits with respect to such Environmental Claims that it now has, or in the future may have conferred upon it by virtue of any Law or common law principle, which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Buyer hereby acknowledges that it is aware that factual matters now unknown to it may have given, or hereafter may give, rise to Environmental Claims that have not been made prior to the date of this Agreement, and will not be made prior to the Closing Date, and Buyer further agrees that this release set forth in this Section 8.1(c) has been negotiated and agreed upon in light of that awareness, and Buyer, for itself and on behalf of its Representatives, nevertheless hereby intends irrevocably to release, hold harmless and forever discharge Seller from all such Environmental Claims.

(d) The rights and remedies of Seller and Buyer set forth in this Article VIII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement, under applicable Law, whether at common law or in equity, including for declaratory, injunctive or monetary relief, in each case, with respect to any Indemnifiable Loss.

(e) Notwithstanding anything to the contrary herein, no Person (including an Indemnitee) shall be entitled to recover from any other Person (including any Party required to provide indemnification under this Agreement (an “Indemnifying Party”)) any amount in excess of the actual compensatory damages, court costs and reasonable attorneys’ fees suffered by such Party. In furtherance of the foregoing, Buyer and Seller hereby irrevocably waive any right to recover punitive, indirect, special, exemplary and consequential damages arising in connection with or with respect to this Agreement (other than with respect to indemnification for a Third- Party Claim).

(f) Any Indemnitee shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under the indemnification provisions in this

Section 8.1, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. For purposes of this Section 8.1(f), the Indemnitee’s Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Indemnifiable Loss for which indemnification would otherwise be due, and, in addition to its other obligations hereunder, provided that the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee’s reasonable costs and expenses incurred in undertaking such mitigation, reduction or elimination.

8.2. Defense of Claims.

(a) If any Indemnitee receives notice of the assertion of any Indemnifiable Loss or of the commencement of any suit, action or proceeding made or brought by any Person who is not an Indemnitee (a “Third-Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in no event later than twenty (20) Business Days after the Indemnitee’s receipt of notice of such Third-Party Claim. Such notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be incurred by the Indemnitee. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third-Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel. If an Indemnifying Party elects not to assume the defense of any Third-Party Claim, the Indemnitee may defend, compromise or settle such Third-Party Claim with counsel selected by it, provided that, without the prior written consent of the Indemnifying Party, the Indemnitee shall not agree to the entry of any judgment with respect to, or any compromise or settlement of, any Third-Party Claim.

(b) If the Indemnifying Party undertakes, conducts and controls the conduct and settlement of such action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnitee; (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from Liability with respect to such action or suit to the Indemnitee; and (iii) the Indemnifying Party shall permit the Indemnitee to participate in such conduct or settlement at such Indemnitee’s expense and by such Indemnitee’s counsel.

(c) Subject to Section 8.3, any claim by an Indemnitee on account of an Indemnifiable Loss which does not constitute a Third-Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, in no event later than forty (40) Business Days after the Indemnitee becomes aware of such Direct Claim, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, of such Indemnifiable Loss. The Indemnifying Party shall have a period of forty (40) Business Days within which to respond to such Direct Claim. If the Indemnifying Party fails to respond during such forty (40) Business Day period, the Indemnifying Party shall be deemed to have accepted such claim and, subject to this Article VIII, shall promptly reimburse the Indemnitee for the Indemnifiable Losses set forth in the Indemnitee’s notice.

(d) A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder except to the extent that the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

8.3. Arbitration.

(a) Notwithstanding any provision hereof to the contrary, in the event of any dispute between Seller and Buyer arising after the Closing (whether relating to facts, events or circumstances occurring or existing prior to, on or after the Closing Date) and relating to, resulting from or arising out of any provision of this Agreement (other than disputes arising under Article II or Section 3.2, 3.3, 3.4, 6.5, 8.1(a)(ii) or 8.1(b)(ii)), including with respect to Direct Claims and Third Party Claims, the Party asserting such dispute shall give written notice to the other of the fact that a dispute has arisen pursuant hereto. Such notice shall include (i) a statement setting forth in reasonable detail the facts, events, circumstances, evidence and arguments underlying such dispute and (ii) proposed arrangements for a meeting to attempt to resolve the dispute to be held within sixty (60) days after such notice is given. Within thirty (30) days after such notice is given, the other Party hereto shall submit to the Party giving such notice a written summary responding to such statement of facts, events, circumstances, evidence and arguments contained in the notice and an acceptance of or proposed alternative to the meeting arrangements set forth in the initial notice.

(b) The chief executive officers (or any other executive officer or officers directly reporting to, or duly designated by, such chief executive officers) of each of the Parties shall meet at a mutually acceptable time and place to attempt to settle any dispute in good faith; provided, however, that such meeting shall be held at the principal offices of the Party receiving the notice of dispute unless otherwise agreed; and provided further, that any such meeting shall be held no later than sixty (60) days after the written notice of dispute is given pursuant to Section 8.3(a). Each Party shall bear its own costs and expenses with respect to preparation for, attendance at and participation in such meeting.

(c) In the event that (i) a meeting has been held in accordance with Section 8.3(b), (ii) any such dispute of the kind referred to in Section 8.3(a) shall not have been resolved at such meeting and (iii) the aggregate amount in dispute exceeds $100,000, then either Party may submit such dispute to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Commercial Arbitration Rules”). In the event that such dispute is submitted to arbitration pursuant to the Commercial Arbitration Rules, then the arbitration tribunal shall be composed of three arbitrators (one arbitrator selected by each Party within thirty (30) days after the meeting held in accordance with Section 8.3(b) with the third selected by the other two arbitrators or, in the absence of agreement between them, the American Arbitration Association), the venue of the arbitration shall be Wilmington, Delaware, the language of the arbitration shall be English and the arbitration shall commence no later than sixty (60) days after the meeting held in accordance with Section 8.3(b). The decision, judgment and order of the arbitration tribunal shall be final, binding and conclusive as to the Parties and their respective Representatives, and may be entered in any court of competent jurisdiction. Other than the fees and expenses of the arbitrators, which shall be shared equally by the Parties, each Party shall bear its own costs and expenses (including attorneys’ fees and expenses) relating to the arbitration.

ARTICLE IX

TERMINATION

9.1. Termination.

(a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.

(b) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, with respect to the Purchased Assets at any Jointly Owned Station upon written notice to the other Party, (i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing with respect to such Purchased Assets, and such order, judgment or decree shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its Commercially Reasonable Efforts to seek relief from such order, judgment or decree; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or by any Additional Agreement with respect to such Purchased Assets; or (iii) at any time after the first anniversary of the date of this Agreement if the Closing with respect to such Purchased Assets shall not have occurred on or before such date; provided, however, that the right to so terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose breach of this Agreement has caused, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on such date, any Buyer’s Required Regulatory Approval set forth in Schedule 7.1(c) or any Seller’s Required Regulatory Approval set forth in Schedule 7.2(c), in each case, with respect to such Purchased Assets shall not have been obtained, or shall not be then final and non-appealable, but all other conditions to the Closing with respect to such Purchased Assets shall be satisfied or shall be capable of being satisfied, then no Party shall be entitled to terminate this Agreement pursuant to this Section 9.1(b)(iii) prior to the date that is 180 days after such date.

(c) This Agreement may be terminated by Buyer with respect to the Purchased Assets at any Jointly Owned Station, upon written notice to Seller, if any of Buyer’s Required Regulatory Approvals to the extent relating to such Purchased Assets , the receipt of which is a condition to the obligation of Buyer to consummate the Closing with respect to such Purchased Assets as set forth in Section 7.1(c), shall have been denied and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied, and such denial was not caused by or the result of a breach of this Agreement by Buyer.

(d) This Agreement may be terminated by Seller with respect to the Purchased Assets at any Jointly Owned Station, upon written notice to Buyer, if any of the Seller’s Required Regulatory Approvals to the extent relating to such Purchased Assets, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(c) with respect to such Purchased Assets, shall have been denied and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied, and such denial was not caused by or the result of a breach of this Agreement by Seller.

(e) This Agreement may be terminated by Buyer with respect to the Purchased Assets at any Jointly Owned Station, upon written notice to Seller, if there has been a material breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement which relates to such Purchased Assets, which breach has had a Material Adverse Effect and such breach is not cured by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Seller of notice specifying in reasonable detail the nature of such breach, unless Buyer shall have previously waived such breach.

(f) This Agreement may be terminated by Seller with respect to the Purchased Assets at any Jointly Owned Station, upon written notice to Buyer, if there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which relates to such Purchased Assets, which breach has had a Material Adverse Effect or a Buyer Material Adverse Effect, and such breach is not cured by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Buyer of notice specifying in reasonable detail the nature of such breach, unless Seller shall have previously waived such breach.

(g) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, with respect to the Purchased Assets at any Jointly Owned Station upon written notice to the other Party, in accordance with the provisions of Section 6.7(b), provided that the Party seeking to so terminate shall have complied with its obligations under Section 6.7.

(h) This Agreement may be terminated by either Party with respect to the Purchased Assets at any Jointly Owned Station, upon written notice to the other Party, if any final and non-appealable injunction, order or decree by any Governmental Authority, which prohibits the consummation of the transactions contemplated hereby or by the Additional Agreements to the extent relating to such Purchased Assets, shall have been issued and remain in effect, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(h) shall have used its Commercially Reasonable Efforts to have any such injunction, order or decree lifted.

9.2. Effect of Termination.

(a) Upon termination of this Agreement prior to the Closing in accordance with and pursuant to Section 9.1 with respect to the Purchased Assets at any Jointly Owned Station, this Agreement shall be of no further force or effect with respect to such Purchased Assets (except that the provisions set forth in Section 6.1(b), Section 6.2, this Section 9.2 and Article X, and the Confidentiality Agreement, shall remain in full force and effect in accordance with their respective terms); and no Party shall have any further Liability under this Agreement (other than for any breach of any of its covenants and agreements set forth herein).

(b) In the event that Buyer terminates this Agreement pursuant to Section 9.1(b)(iii) solely by reason of Seller’s inability to obtain the release of the Purchased Assets from the Encumbrance under the Indenture, dated January 15, 1937, by and between ACE and the Bank of New York, as Trustee, as amended, then, upon delivery by Buyer of statements setting forth with reasonable specificity the nature and amount of out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by Buyer in connection with the transactions contemplated by this Agreement, Seller shall promptly reimburse the amount of such costs and expenses up to, but not in excess of, $500,000.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1. Amendment and Modification. This Agreement may be amended, supplemented or otherwise modified only by written agreement entered into by both Parties.

10.2. Expenses. Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses, including the fees and commissions referred to in Section 10.3.

10.3. Fees and Commissions. Seller, on the one hand, and Buyer, on the other hand, represent and warrant to the other that, except for Concentric Energy Advisors, Inc., which is acting for and at the expense of Seller, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by such Party or its Representatives. Seller shall pay or otherwise discharge all such brokerage fees.

10.4. Bulk Sales Laws. Notwithstanding any provision in this Agreement to the contrary, neither Buyer nor Seller shall have any obligation to comply with the provisions of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement; and Buyer hereby irrevocably waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions.

10.5. Waiver of Compliance; Consents. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any representation, warranty, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or of any other provision set forth herein.

10.6. Survival. Other than (a) the representations and warranties of Seller set forth in Sections 4.1, 4.2 and 4.5, and the representations and warranties of Buyer set forth in Sections 5.1, 5.2 and 5.5, each of which shall survive the delivery of the Special Warranty Deeds and the Closing indefinitely, and (b) the representations and warranties of Seller set forth in Section 4.16, each of which shall survive the delivery of the Special Warranty Deeds and the Closing until expiration of the applicable statutes of limitations, the representations and warranties of Seller set forth in Article IV and the representations and warranties of Buyer set forth in Article V shall survive the delivery of the Special Warranty Deeds and the Closing until the first anniversary of the Closing Date. The covenants and agreements of the Parties set forth in this Agreement shall survive the Closing in accordance with their respective terms.

10.7. Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS SET FORTH HEREIN AND IN THE ADDITIONAL AGREEMENTS, THE PURCHASED ASSETS ARE SOLD “AS IS, WHERE IS”, AND SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SELLER AND THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN THE ADDITIONAL AGREEMENTS: SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE OR OPERATION OF THE PURCHASED ASSETS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS; AND SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL AUTHORITY, INCLUDING ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE PURCHASED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN AND IN THE ADDITIONAL AGREEMENTS, SELLER FURTHER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN AND IN THE ADDITIONAL AGREEMENTS, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE PURCHASED ASSETS OR THE SUITABILITY OF THE PURCHASED ASSETS FOR OPERATION AS A POWER PLANT OR AS A FUEL PROCESSING FACILITY, AS APPLICABLE, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATIONS MADE, BY SELLER OR ITS REPRESENTATIVES, INCLUDING ANY BROKER OR INVESTMENT BANKER, SHALL CONSTITUTE OR CREATE ANY SUCH REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS.

SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE NAMES “CONEMAUGH STATION” AND “KEYSTONE STATION”, INCLUDING ALL REPRESENTATIONS AND WARRANTIES OF (1) TITLE; (2) LENGTH, NATURE, EXCLUSIVITY AND CONTINUITY OF USE; (3) STRENGTH OR FAME; AND (4) NONINFRINGEMENT AND NONDILUTION OF TRADEMARK, SERVICE MARK, TRADE NAME OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. BUYER HEREBY ACKNOWLEDGES THAT THE NAMES

“CONEMAUGH STATION” AND “KEYSTONE STATION” EACH HAS A GEOGRAPHIC CONNOTATION ASSOCIATED WITH THE LOCATION OF THE PURCHASED ASSETS.

10.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or five (5) Business Days after deposited as registered or certified U.S. mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that any such notice of a change of address or facsimile number shall be effective only upon receipt thereof):

(a)	If to Seller, to:

Atlantic City Electric Company

800 King Street

P.O. Box 231

Wilmington, Delaware 19899

Attention: President

Facsimile: (302) 429-3367

with a copy (which shall not constitute notice) to:

Pepco Holdings, Inc.

Suite 1100, 10th Floor

701 Ninth Street, NW

Washington, D.C. 20068

Attention: Vice President, Legal Services

Facsimile: (202) 872-3281

and a copy (which shall not constitute notice) to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

Attention: Ronald Fisher, Esquire

Facsimile: (215) 832-5479

(b)	If to Buyer, to:

Duquesne Light Holdings, Inc.

411 Seventh Avenue

Pittsburgh, PA 15219

Attention: James E. Wilson, Vice President

Facsimile: 412-393-1070

with a copy (which shall not constitute notice) to:

Duquesne Light Company

411 Seventh Avenue

Pittsburgh, PA 15219

Attention: Gary A. Jack, Assistant General Counsel

Facsimile: 412-393-1418

10.9. Assignment. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, obligations or remedies hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person any rights, interests, obligations or remedies hereunder. Without limiting the generality of the foregoing, no provision of this Agreement shall create any third-party beneficiary rights in any Employee or former employee of Seller (including any beneficiary or dependent thereof), including with respect to continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, either Party may, without the prior written consent of the other Party, assign all or any portion of its rights, interests, obligations and remedies hereunder, pursuant to instruments of transfer in form and substance reasonably satisfactory to the other Party, to one or more direct or indirect wholly owned subsidiaries of such Party; provided, however, that (i) no such assignment shall relieve such Party of any of its Liabilities hereunder, (ii) Buyer shall guarantee the obligations of its assignee, which guarantee shall be in form and substance reasonably satisfactory to Seller, (iii) no such assignment shall result in any Party requiring any additional consent, approval, filing, or notice of, with or to, any third party, including any Governmental Authority, to consummate the transactions contemplated by this Agreement or any Additional Agreement, and (iv) such assignment does not otherwise prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or any Additional Agreement.

10.10. Governing Law; Forum; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies. Venue in any and all suits, actions and proceedings related to the subject matter of this Agreement shall be in the state and federal courts located in and for the State of Delaware (the “Courts”), which shall have exclusive jurisdiction for such purpose, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding. Service of process may be made in any manner recognized by such Courts. Each of the Parties hereby irrevocably waives its right to a jury trial arising out of any dispute in connection with this Agreement or the transactions contemplated hereby. Buyer has irrevocably appointed Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, as its authorized agent (the “Authorized Agent”) upon which process may be served in any suit, action or proceeding based on this Agreement which may be instituted in the Courts by Seller, and Buyer expressly accepts the jurisdiction of any such Court in respect of any such suit, action or proceeding. Buyer represents and warrants that the Authorized Agent has agreed to act as such agent for service of process, and Buyer shall take any and all actions, including the filing of any and all documents and instruments, which may be necessary or appropriate to continue such appointment in full force and effect. Service of process upon the Authorized Agent and written notice of such service to Buyer shall be deemed, in every respect, effective service of process upon Buyer.

10.11. Counterparts. This Agreement may be executed by facsimile transmission (with confirmation) and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12. Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or construction of this Agreement. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties’ intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement. Notwithstanding any provision of any Additional Agreement to the contrary, the provisions of this Agreement shall govern and control any conflict or inconsistency between or among the provisions of this Agreement and the provisions of any such Additional Agreement.

10.13. Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.

10.14. Disclosure. Each Schedule to this Agreement shall be deemed to include and incorporate all information set forth on the other Schedules. Information disclosed in documents set forth on a Schedule shall be deemed to be disclosed on the Schedules. Certain information set forth on the Schedules is included solely for informational purposes, is not an admission of liability or materiality with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy among the Parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

10.15. Entire Agreement. This Agreement (including the Schedules and Exhibits), together with the Additional Agreements (when executed and delivered by the Parties) and the Confidentiality Agreement, constitute a single integrated agreement between the Parties and, together, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated hereby and thereby, and supersede all prior agreements and understandings between the Parties with respect to such transactions. There are no representations, warranties, covenants or agreements between the Parties with respect to the subject matter set forth in such agreements, other than those expressly set forth or referred to herein or therein. Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees that there are no representations, warranties, covenants or agreements between the Parties with respect to the subject matter set forth in such agreements contained in any material made available to Buyer pursuant to the terms of the Confidentiality Agreement (including the Offering Memorandum dated June 15, 2005, previously provided to Buyer by or on behalf of Seller and Concentric Energy Advisors, Inc.).

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Seller and Buyer have caused this Purchase and Sale Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

ATLANTIC CITY ELECTRIC COMPANY

By:	/s/ JOSEPH M. RIGBY
Name:	Joseph M. Rigby
Title:	Chief Financial Officer

DUQUESNE LIGHT HOLDINGS, INC.

By:	/s/ JAMES E. WILSON
Name:	James E. Wilson
Title:	Vice President